Exhibit 2.1

_________________________________________________________________________________

STOCK PURCHASE AGREEMENT

among

GROCERY OUTLET INC.,

BBGO ACQUISITION, INC.,

THE SELLERS PARTY HERETO

and

SOUTHVEST FUND VII, L.P.
(solely in its capacity as the SELLERS’ REPRESENTATIVE hereunder)

Dated as of February 14, 2024
_________________________________________________________________________________

i

4.14 Litigation	45
4.15 Compliance with Laws; Permits	46
4.16 Environmental Matters	46
4.17 Brokers	47
4.18 Insurance	47
4.19 Books and Records; Bank Accounts	48
4.20 Material Suppliers	48
4.21 Related Persons Transactions	48
4.22 Food Safety Matters	48
4.23 No Other Representations or Warranties	49
ARTICLE V Representations and Warranties of Buyer	49
5.1 Organization and Good Standing	49
5.2 Authorization of Agreement	49
5.3 Conflicts; Consents of Third Parties	50
5.4 Litigation	50
5.5 Investment Intent	50
5.6 Brokers	50
5.7 Solvency	51
ARTICLE VI Pre-Closing Covenants	51
6.1 Conduct of Business Pending Closing	51
6.2 Access to Information; Confidentiality	52
6.3 Reasonable Efforts; Further Assurances	53
6.4 Exclusive Dealing	53
ARTICLE VII Additional Agreements	54
7.1 Further Assurances	54
7.2 R&W Insurance Policy	54
7.3 Books and Records	54
7.4 Public Announcements	55
7.5 Director and Officer Indemnification and Insurance	55
7.6 Benefit Plans	55
7.7 Sellers’ Representative	56
7.8 Release	57
7.9 Confidentiality	58
ARTICLE VIII Conditions to Closing	59

8.1 Conditions to Obligations of Sellers	59
8.2 Conditions to Obligations of Buyer	59
8.3 Frustration of Closing Conditions	61
ARTICLE IX Termination; Fees and Expenses	61
9.1 Termination	61
9.2 Effect of Termination	62
9.3 Fees and Expenses	62
ARTICLE X Tax Matters	62
10.1 Straddle Periods; Tax Deductions	62
10.2 Responsibility for Filing Tax Returns	63
10.3 Transfer Taxes	63
10.4 Buyer Tax Covenants	64
10.5 Tax Withholding	64
10.6 Tax Sharing Agreements	64
10.7 Tax Proceedings	64
10.8 Tax Refunds and Carrybacks	64
ARTICLE XI Indemnification; Survival	66
11.1 Survival.	66
11.2 Indemnification by Sellers	66
11.3 Indemnification by Buyer	67
11.4 Limitations on Indemnification	68
11.5 Indemnification Procedures	69
11.6 Tax Treatment of Indemnification Payments	71
11.7 Source of Payment	71
11.8 Release of Indemnity Escrow Funds	73
11.9 Exclusive Remedies	74
11.10 Conditional Right of Offset	74
ARTICLE XII Miscellaneous	74
12.1 Expenses	74
12.2 Entire Agreement; Amendments and Waivers	75
12.3 Notices	75
12.4 Interpretation	76
12.5 Governing Law; Venue	76
12.6 Waiver of Jury Trial	76

12.7 Severability	77
12.8 Successors and Assigns	77
12.9 No Third-Party Beneficiaries	77
12.10 Non-Recourse	77
12.11 Specific Performance	78
12.12 Disclosure Schedules	78
12.13 Non-Assertion of Attorney-Client Privilege	79
12.14 Counterparts	79

Annexes
Annex A	Seller Ownership Table
Annex B	Reference Statement

Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of R&W Insurance Policy
Exhibit C-1	Form of Restrictive Covenant Agreement
Exhibit C-2	Form of Restrictive Covenant Agreement
Exhibit D	Form of Retention Bonus Agreement
Exhibit E	Form of Landlord Consent
Exhibit F	Form of Landlord Estoppel

Schedules

Schedule 1.1	Permitted Liens
Schedule 2.4(b)(v)	Related Persons Contracts
Schedule 2.4(b)(ix)	Tier 2/3 Retention Agreement Recipients
Schedule 8.2(d)	Transaction Consents
Schedule 8.2(e)	Landlord Estoppels
Schedule 11.2(e)	Select Tier 1 Retention Agreement Recipients

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 14, 2024, is entered into by and among GROCERY OUTLET INC., a California corporation (“Buyer”), BBGO ACQUISITION, INC., a Delaware corporation (“Holdings”), each of the holders of shares of Holdings set forth on the signature pages hereto (each, individually, a “Seller” and, collectively, the “Sellers”), and SOUTHVEST FUND VII, L.P., a Delaware limited partnership, solely in its capacity as the Sellers’ Representative (the “Sellers’ Representative”). (Collectively, Buyer, Sellers and Sellers’ Representative are the “Parties” and, individually, a “Party”).
WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding shares of capital stock of Holdings (the “Shares”) as set forth on Annex A;
WHEREAS, Holdings is the owner of all of the issued and outstanding capital stock of The Bargain Barn, Inc. d/b/a United Grocery Outlet, a Tennessee corporation (“Bargain Barn” and, together with Holdings, the “Companies” and each, individually, a “Company”); and
WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Shares upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1Certain Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below:
“ACA” means the federal Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (2010), as amended from time to time.
“Adjustment Escrow Amount” means $500,000 (Five Hundred Thousand U.S. Dollars).
“Adjustment Escrow Fund” means the Adjustment Escrow Amount, together with any interest and other income thereon, if any.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this Agreement, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Alternative Transaction” means any transaction or proposed transaction or series of related transactions involving (i) any direct or indirect acquisition or purchase by any Person of any of the equity interests in (or securities convertible into or exchangeable for any equity interest in) either Company or any of their respective Subsidiaries, (ii) any merger, share exchange, consolidation, joint venture or other similar combination or recapitalization or reorganization directly or indirectly involving either Company or any of their respective Subsidiaries, (iii) any sale, sale-leaseback, license or other direct or indirect transfer or disposition of a material portion of the business or assets of either Company or any of their respective subsidiaries outside the ordinary course of business, or (iv) any other transaction, the closing of which would prevent or materially delay the consummation of the transactions contemplated by this Agreement
“Applicable Food Laws” means all applicable Laws relating to the use, manufacture, production, packaging, licensing, labeling, storage, distribution or sale of any food products, including, but not limited to, the applicable laws administered by FDA, USDA, and/or FTC, and any similar Governmental Authorities, and any regulations promulgated thereof.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the states of New York or Delaware are authorized or required by Law to be closed for business.
“Buyer Transaction Costs” means (i) all legal, accounting, broker, investment banking and other third-party costs, fees and expenses related to this Agreement or the transactions contemplated by this Agreement that are either incurred by or on behalf of Buyer or incurred by or on behalf of the Companies after the Closing or incurred by or on behalf of the Companies at the Closing at the direction of Buyer or its Affiliates, including any financing of the Purchase Price, (ii) 50% of the fees of the Escrow Agent, if any, and (iii) 50% of the R&W Insurance Expenses. For the avoidance of doubt, in no event shall Buyer Transaction Costs be deemed to include any fees or expenses incurred by the Companies, the Sellers, or their respective Affiliates to any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives, or any other fees or expenses initiated or incurred at the request of the Companies, the Sellers, or their respective Affiliates or Representatives.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and any successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, and Notice 2020-65), and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act, the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act, together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, in each case as in effect on the date hereof.
“Cash” means the cash and cash equivalents (including deposit accounts, marketable securities and short-term investments, but only to the extent convertible into cash within a period of thirty (30) days and including the aggregate amount of all checks, money orders and other wire transfers and drafts deposited or available for deposit for the account of the Company) of the Companies, excluding Restricted Cash, and excluding the aggregate amount of all outstanding checks, drafts, money orders or wire transfers of the Company, in each case determined as of the Closing Time in accordance with GAAP.
“Closing Income Tax Accrual” means aggregate amount of unpaid Income Tax liabilities of the Companies with respect to Pre-Closing Tax Periods, whether such amounts are due prior to or after the Closing; provided, that the amount of such Tax liabilities shall not be less than zero in any particular jurisdiction or for any specific Tax and shall be calculated (a) in accordance with the past practice (including reporting positions, jurisdictions, elections and accounting methods) of the Companies to the extent such practice is permitted by applicable Tax law (b) in the case of a Straddle Period, in a manner consistent with Section 10.1, (c) taking into account any estimated Tax payments made in Pre-Closing Tax Periods to the extent such estimated Tax payments reduce any such Tax liability, and (d) by excluding (i) any taxable income arising from any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates or any other transactions entered into by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby, (ii) by excluding any taxable income attributable to transactions outside the Ordinary Course of Business of the Companies on the Closing Date after the time of the Closing, (iii) all deferred Tax assets and liabilities established for financial accounting purposes and any liabilities for accruals or reserves established or required to be established for financial accounting purposes that require the accrual for contingent Taxes or with respect to uncertain Tax positions, and (iv) any Tax refunds that are in process at the Closing Time.
“Closing Net Working Capital” means the amount of Net Working Capital as of the Closing Time.
“Closing Time” means 12:01 AM (start of the day) Eastern Time on the Closing Date.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company-Owned Intellectual Property” means any and all Intellectual Property owned by, or exclusively licensed to, any of the Companies.
“Company Material Adverse Effect” means any fact, event, change, circumstance, condition, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations or results of operations of the Companies, taken as a whole, or the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, any adverse effect arising out of, resulting from or attributable to (i) an event or circumstance or series of events or circumstances affecting (A) the United States or global economy generally or capital, credit or financial markets generally, including changes in interest or exchange rates, (B) political conditions of the United States or any other country or jurisdiction, or (C) any of the industries in which the Companies operate or in which services of the Companies are used; (ii) (A) the announcement of (including the identity of Buyer or its Affiliates), or the consummation of the transactions contemplated by, this Agreement, or (B) the performance of obligations under this Agreement, compliance with the covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein; (iii) any actual or proposed changes in applicable Law or GAAP; (iv) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with Buyer’s express written consent; (v) any acts of God, including changes in the weather, meteorological conditions or climate or natural disasters (including storms, hurricanes, tornadoes, flooding, earthquakes, volcanic eruptions, wildfires or similar occurrences); (vi) any outbreak, worsening, or escalation of COVID-19 or any other epidemic, plague, pandemic or other outbreak of illness (including any non-human epidemic, pandemic or other outbreak of illness); (vii) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; or (viii) any violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement, shall, in each such case, not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur; except (x) in the case of the foregoing clauses (i), (iii), (vi) or (vii), to the extent such event or circumstances or series of events or circumstances has a materially disproportionate effect on the Companies, taken as a whole, relative to other similarly focused and sized participants operating in the same or similar businesses and (y) in the case of the foregoing clause (v), to the extent such event or circumstances or series of events or circumstances either results in (A) damage to or destruction of a warehouse facility that is or is located on Leased Real Property that would cause such warehouse to be unable to operate for more than (I) in the case of Warehouse A, thirty (30) days and (II) in the case of Warehouse B, sixty (60) days, or (B) damage to or destruction of one or more store facilities that are or are located on Leased Real Property and, individually or in the aggregate, accounted for more than seven percent (7%) of the Companies’ aggregate annual revenue in calendar year 2023, that would cause such stores to be unable to substantially operate for more than twelve (12) months.
“Company Transaction Costs” means (i) any and all legal, accounting, consulting, investment banking, financial advisory and other out of pocket fees and expenses payable by the Companies, the Seller or their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby, (ii) any amounts payable by the Companies in connection with, or conditioned on, the consummation of the transactions contemplated by this Agreement (including change of control payments and bonuses, and applicable withholding Taxes associated therewith, but excluding any severance or similar obligations arising after the Closing), (iii) the employer’s share of payroll Taxes attributable to any amounts payable in connection with this Agreement that is treated as wages for tax purposes, (iv) 50% of the fees of the Escrow Agent, (v) 50% of the R&W Insurance Expenses and (vi) all of the Tail Policy Expenses. For the avoidance of doubt, in no event shall Company Transaction Costs be deemed to include any fees or expenses incurred by Buyer or its Affiliates (including the Companies after Closing) to any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources or the fees or other expenses initiated or incurred at the request of Buyer or its Affiliates or Representatives that the Buyer agrees in writing to pay on behalf of the applicable Company, Seller or Affiliate of the Companies or Sellers.
“Continuing Employee” means each employee of either Company immediately prior to the Closing who continue their employment with the Companies immediately following the Closing Date.
“Contract” means an agreement, contract, indenture, note, bond, mortgage loan, instrument, lease, license, commitment or other arrangement or understanding, whether oral or written (and in each case, including any amendments and modifications thereto).
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof.
“COVID-19 Financial Assistance” means any financial assistance program implemented by any Governmental Authority under any COVID-19 Measures (including, without limitation, any participation in the Economic Injury Disaster Loan Program, Main Street Lending Program, Employee Retention Credit and/or Employer Payroll Tax Deferral under the CARES Act, or the Paid Sick Leave Credit and/or Paid Family Leave Credit under the Families First Coronavirus Response Act).
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, guidelines or recommendations by any Governmental Authority (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof) in connection with or in response to the COVID-19 pandemic, including, but not limited to, the CARES Act.

“Current Assets” means the current assets of the Companies as set forth in the Reference Statement attached hereto as Annex B, but excluding Cash and current or deferred Income Tax assets.
“Current Liabilities” means the current liabilities of the Companies as set forth in the Reference Statement attached hereto as Annex B, including, without limitation, accounts payable, deferred revenue, outstanding checks, wages and bonuses payable and accrued expenses, but excluding Indebtedness, any current or deferred Income Tax liabilities, and liabilities related to leases that would not have been treated as capital or finance leases prior to the adoption and effectiveness of Accounting Standards Codification 842. For purposes of this Agreement, none of either the Company Transaction Costs or Buyer Transaction Costs shall be included as a current liability of the Companies. All Company Transaction Costs and Buyer Transaction Costs shall be paid and treated as provided in Section 12.1.
“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, payment card data, or Personal Data collected or processed by the Companies, and the privacy, security, Processing, or security breach notification requirements applicable to the Companies: (i) each Company’s own written rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws and all industry standards applicable to the Companies (including the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements the Companies have entered into or by which any of them is bound.
“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and the Company concurrently with the execution and delivery of this Agreement.
“Environmental Claim” means any action, suit, claim, investigation or other legal Proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Order of or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the portions of the Occupational Safety and

Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. governing worker exposure to Hazardous Materials, and the Endangered Species Act, as amended, 16 U.S.C., §§ 1531-1599.
“Environmental Notice” means any written directive, inquiry, notice of violation or infraction, or notice respecting any claim relating to actual or alleged non-compliance with any Environmental Law.
“Environmental Permit” means any Permit, letter, clearance, waiver, closure, or exemption required under or issued, granted, given, authorized by or made pursuant to any Environmental Law by a Governmental Authority.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any Person, entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, or that is a member of the same “controlled group” with any Company pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means that certain escrow agreement, by and among the Escrow Agent, Buyer and the Sellers’ Representative, substantially in the form of Exhibit A attached hereto.
“Escrow Amount” means, collectively, the Adjustment Escrow Amount, the General Indemnity Escrow Amount, the Tax Indemnity Escrow Amount and the Special Indemnity Escrow Amount.
“Estimated Closing Net Working Capital” means the Sellers’ good faith estimate of the Net Working Capital of the Companies as of the Closing Time prepared pursuant to Section 2.4(a) hereof.
“Family” means, as to any individual, (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is such individual’s or such individual’s spouse’s father, mother, sibling or descendant (including adoptive relationships and stepchildren) and (iv) the spouse of each such individual.
“FDA” means the U.S. Food and Drug Administration.
“Fraud” means actual and intentional fraud under Delaware common law (and not negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Person against another Person with respect to any representation or warranty made in this Agreement.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“General Indemnity Escrow Amount” means $155,000 (One Hundred Fifty-Five Thousand U.S. Dollars).
“General Indemnity Escrow Fund” means the General Indemnity Escrow Amount, together with any interest and other income thereon, if any.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Materials” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under Environmental Laws; and/or (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls or per- and polyfluoralkyl substances.
“Income Tax” means any Tax calculated based on income, including the U.S. federal income tax.
“Income Tax Return” means any Tax Return with respect to any Income Tax.
“Indebtedness” means, with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) all such Person’s outstanding indebtedness for borrowed money, (b) all obligations represented by bonds, notes, debentures or similar instruments, (c) any letters of credit that have been drawn down on and are outstanding on the Closing Date, (d) any interest rate, currency, swap, derivative or other hedging Contract, (e) all obligations related to capital or finance leases (excluding leases that would not have been treated as capital or finance leases prior to the adoption and effectiveness of Accounting Standards Codification 842), (f) all obligations for deferred purchase price and “earn out” payments with respect to assets, securities or services (other than trade payable), (g) in the case of the Companies, an amount equal to the Closing Income Tax Accrual, (h) deferred revenue, or deferred advances, (i) all outstanding profit sharing, “Christmas Club” employer match, and nonqualified deferred compensation obligations (together with the employer portion of any withholding, payroll, social security, Medicare, unemployment or similar Taxes imposed on such amounts, computed as though such amounts were payable at Closing), (j) all unfunded obligations of such Person under any unfunded or underfunded retirement (including any employer contributions under any defined contribution retirement plan not taken into account in Closing Net Working Capital), gratuity, jubilee, termination indemnity, statutory severance or similar plan or arrangement, (k) distributions, loans or other similar amounts payable to any Affiliates (but excluding any rent payable to realty landlord Tullock Enterprises and excluding compensation paid to employees) or equityholders of the Companies (other than any Affiliate or equityholder that is a Company), (l) declared but unpaid dividends or other distributions of the Companies (except any dividends or distribution to any other Company), (m) guarantees by such Person of the foregoing with respect to any other Person; and (n) collective gift card balances aged under one year since activation date. Notwithstanding anything to the contrary herein, “Indebtedness” shall not include any item to the extent it is included in the calculation of the Target Net Working Capital, Closing Net Working Capital, or Closing Company Transaction Costs.

“Indemnified Party” means the Person making a claim for indemnification under ARTICLE XI.
“Indemnifying Party” means the Person against whom claims for indemnification are asserted under ARTICLE XI.
“Individual Sellers” means Michael P. Tullock, Don Whitted and Lisa Bryson.
“Intellectual Property” means any or all intellectual property or proprietary rights in any jurisdiction in the world, including: (i) trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, and trade dress, and registrations and applications thereof, and all goodwill associated therewith; (ii) internet uniform resource locators and domain names; (iii) registered and unregistered copyrights, copyrightable works, works of authorship, and registrations and applications for registration thereof; (iv) rights in Software; (v) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (vi) social media accounts, including, without limitation accounts with X (formerly known as Twitter), Facebook, YouTube and any other social media company and all passwords for such accounts and (vii) inventions (whether or not patentable), processes, methods, trade secrets, know-how and other proprietary confidential information.
“Inventory Past Practices” means the inventory practices, methods and principles consistent with the past practice of Bargain Barn, which includes the practice by which Bargain Barn inventory balances are recorded such that (i) the results of the monthly inventory code date reviews (for each Bargain Barn store) including inventory loss due to spoilage, theft or other loss not attributable to retail sales, and (ii) quarterly inventory physical counts (for every Bargain Barn store), which are recorded in the applicable Bargain Barn store’s perpetual inventory balance at the end of each week (close of business each Saturday) in which the code date review or physical count took place.
“Knowledge of the Company” or “Company’s Knowledge,” or any other similar knowledge qualification, means the actual knowledge of the Sellers, Karen Stark and Eric Habel after reasonable inquiry with such Person’s direct reports or other employees having responsibility relating to the relevant matter.
“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other legal requirement or rule of law of any Governmental Authority.
“Liabilities” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, or guaranty of any nature, of or by any Person, whether known or unknown, absolute or contingent, disclosed or undisclosed, joint or several, vested or unvested, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated, including any liability for Taxes, other government charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement, and all costs and expenses related thereto.
“Lien” means any charge, claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, infringement, encroachment, easement or restriction.
“Losses” means any and all damages, assessments, penalties, Liabilities, Taxes, fees, obligations, deficiencies, Proceedings, causes of action, demands, suits, costs, and expenses, including all reasonable legal, accounting, other professional fees and expenses, in each case, whether or not covered by insurance or a third party, whether such matters arise out of contract, tort, violation of law or any other theory and whether such matters are brought or initiated by a Person or a Governmental Authority, but excluding, in each case, punitive or special damages except to the extent incurred as a result of a third party claim.
“Net Working Capital” means an amount equal to the value, calculated with reference to the consolidated balance sheet of the Companies, of: (x) the Companies’ Current Assets as of the date of the referenced balance sheet, minus (y) the Companies’ Current Liabilities as of the date of the referenced balance sheet; all of the foregoing calculated in accordance with GAAP (except for the express variances from GAAP described in the definition of the Reference Statement in Section 1.1 hereof) applied consistently with past practice of the Companies, and in the format and methodology reflected in the Reference Statement.
“Order” means any binding judgment, order, injunction, decree, ruling, assessment or arbitration award of any Governmental Authority.
“Ordinary Course of Business” means in accordance and consistent with the normal past practices of the applicable Company (including, to the extent applicable, with respect to quantity, quality and frequency).
“Organizational Documents” means, in each case, as amended: (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the Laws of its jurisdiction of incorporation; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (iv) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the Laws of its jurisdiction of formation; and (v) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.
“Payoff Indebtedness” means Closing Indebtedness of the type described in any of clauses (a) through (d) of the definition of Indebtedness.
“Permit” means any franchise, authorization, consent, approval, license, registration, certificate, order, permit or other rights and privileges issued by any Governmental Authority.
“Permitted Liens” means (i) those items set forth in Schedule 1.1; (ii) Liens for Taxes not delinquent as of the Closing Date or that are being contested in good faith by appropriate Proceedings which are set forth on Section 4.14(a) of the Disclosure Schedules; (iii) inchoate mechanics’, carriers’, workmen’s, repairmen’s, landlords’ or other like Liens arising or incurred in the Ordinary Course of Business related to amounts not yet due and payable or which are being contested in good faith by appropriate Proceedings (provided that reserves with respect thereto are maintained on the books of the contesting Person in accordance with GAAP); (iv) covenants, conditions, restrictions, easements, rights of way, zoning ordinances and other similar Liens affecting Leased Real Property; (v) encroachments and other matters that would be shown in an accurate survey or physical inspection of the Leased Real Property; (vi) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; and (vii) zoning, building and other land use laws imposed by any Governmental Authority having jurisdiction over any Leased Real Property.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Data” means all information or data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual), including all information or data regulated or protected by one or more federal, state, or foreign data privacy or security Laws.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Pro Rata Share” means, with respect to any Seller, the percentage set forth next to such Seller’s name on Annex A hereto.
“Proceeding” means any claim, suit, action, demand, compliance review, lawsuit, inquiry, inspection, citation, summons, audit, litigation, subpoena, investigation or other proceeding (public or private), whether civil, criminal, administrative or regulatory, and whether at law or in equity, including, without limitation, any examination or governmental or regulatory investigation by any Governmental Authority.
“Process” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.
“Reference Statement” means the reference statement attached hereto as Annex B setting forth a calculation of Net Working Capital as of November 30, 2023 and the Target Net Working Capital. The manner, format and methodology reflected and used in such calculations shall be applied on the exact same basis for the calculation of Closing Net Working Capital and Estimated Closing Net Working Capital, with each determination made in accordance with GAAP applied consistently with past practice of the Companies, except for the following variance from GAAP (which is consistent with past practice of the Companies): in lieu of a reserve against inventory for spoilage, theft or other loss not attributable to retail sales there will be direct write-offs in accordance with the Inventory Past Practices.
“Registered Intellectual Property” means any and all Company-Owned Intellectual Property that has been registered, filed, issued, or granted under the authority of, with or by, any Governmental Authority (or other registrar in the case of domain names) that has not lapsed, expired or been abandoned in the Ordinary Course of Business, including all patents, trademarks, copyrights, domains names, and all pending applications (whether published or unpublished) for any of the foregoing.

“Related Person” means (i) with respect to a particular individual, (a) each other member of such individual’s Family, (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family and (b) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity) and (ii) with respect to a specified Person other than an individual, (a) any Affiliate of such specified Person, (b) any Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity) and (c) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land, or subsurface strata).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Cash” means, except to the extent the underlying obligation is already included as Indebtedness or Company Transaction Costs, cash held on behalf of employees in connection with the “Christmas Club” program, $4,000 of petty cash held at each store at close for ongoing operations, cash held with Imprest to cover self-insurance health claims, or cash otherwise subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose including (i) restrictions on dividends and repatriations or any other form of restriction and (ii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to any Company, and excluding cash security deposits made to secure real property leases and utilities.
“R&W Insurance Policy” means the representations and warranties policy in the form of Exhibit B underwritten by Berkley Transactional, pursuant to the conditional binder dated as of the date hereof, with respect to the representations and warranties of the Companies and the Sellers in this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any and all software, including operating system and applications software, embedded software, firmware, tools, data, databases, implementations of algorithms, and program interfaces, whether in source code or object code form.
“Southvest Co-Investment” Southvest VII Co-Investment Fund-A, L.P., a Delaware limited partnership.
“Southvest Fund VII” means Southvest Fund VII, L.P., a Delaware limited partnership.
“Special Indemnity Escrow Amount” means $150,000 (One Hundred Fifty Thousand U.S. Dollars).
“Special Indemnity Escrow Fund” means the Special Indemnity Escrow Amount, together with any interest and other income thereon, if any.

“Subsidiary” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than 50% of the capital stock or other equity interests that are entitled (without regard to the occurrence of any contingency) to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.
“Systems” means servers, software, computer firmware, computer hardware, electronic data processing equipment, websites, databases, circuits, networks, network equipment, peripherals, computer systems, and other computer, communications, and telecommunications devices and equipment.
“Target Net Working Capital” shall mean $9,003,000 (Nine Million Three Thousand U.S. Dollars), as set forth in the calculation in the Reference Statement attached hereto as Annex B.
“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding (for employees and otherwise), payroll, employment, unemployment, estimated, excise, severance, environmental, escheat, unclaimed property, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, and including any Employer Shared Responsibility Payments (“ESRP”) obligations under the ACA (and other ACA-related Taxes, assessments, penalties and fines) together with any interest, additions or penalties with respect to any of the foregoing, whether in dispute or not.
“Tax Indemnity Escrow Amount” means $100,000 (One Hundred Thousand U.S. Dollars).
“Tax Indemnity Escrow Fund” means the Tax Indemnity Escrow Amount, together with any interest and other income thereon, if any.
“Tax Proceeding” means the assertion by written notice by any Governmental Authority of any claim, or the commencement or continuation of any audit, suit, action or Proceeding involving Taxes of the Companies for any Pre-Closing Tax Period, including with respect to any such Claim, any audit, suit, action or Proceeding pending against the Companies as of the date hereof or the Closing Date.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, and including any forms required under the ACA to be filed with the IRS and/or distributed to participants.
“Transaction Documents” means this Agreement, all Annexes, Exhibits and Schedules to this Agreement, the Disclosure Schedules, the Escrow Agreement and such other documents, certificates, instruments or agreements required by this Agreement to be executed and delivered hereunder.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code, as amended.
“USDA” means the U.S. Department of Agriculture.

“Warehouse A” means the Company warehouse facility located at 2924 Lee Highway, Athens, TN 37303
“Warehouse B” means the Company warehouse facility located at 2034 Lee Highway, Athens, TN 37303
1.2Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated below:
Defined Terms

A&R Certificate	Section (c)
Acceptance Notice	Section 2.5(a)(i)
Agreement	Preamble
Assets	Section 4.9(f))
Authorized Action	Section 7.7(c)
Balance Sheet	Section 4.6(a)(ii)
Balance Sheet Date	Section 4.6(a)(ii)
Bargain Barn	Recitals
Buyer	Preamble
Buyer Bring-Down Certificate	Section 8.1(a)
Buyer Documents	Section 5.2
Buyer Indemnified Party	Section 11.2
Buyer Material Adverse Effect	Section 5.4
Buyer Plans	Section 7.6(a)
Buyer Prepared Tax Return	Section 10.2
Closing	Section 2.2
Closing Balance Sheet	Section 2.5(a)(i)
Closing Cash	Section 2.3(a)
Closing Company Transaction Costs	Section 2.3(a)
Closing Date	Section 2.2
Closing Indebtedness	Section 2.3(a)
Companies	Recitals
Company Benefit Plan	Section 4.12(a)
Company Documents	Section 4.2
Company Fundamental Representations	Section 11.1(a)
Company Real Property Leases	Section 4.9(a)
Company Released Persons	Section 7.8(a)
Contractor	Section 4.13(b)
Deductible	Section 11.4(a)
Direct Claim	Section 11.5(c)
Employee	Section 4.13(a)
End Date	Section 9.1(b)
Enforceability Exceptions	Section 3.2
Estimated Closing Cash	Section 2.4(a)
Estimated Closing Company Transaction Costs	Section 2.4(a)
Estimated Closing Indebtedness	Section 2.4(a)
Financial Statements	Section 4.6(a)
Holdings	Preamble
Insurance Policies	Section 4.18
Interim Financial Statements	Section 4.6(a)(ii)

Leased Real Property	Section 4.9(a)
Loss	Section 11.5(a)
Material Contracts	Section 4.11(a)
Material Suppliers	Section 4.20
Non-Parties	Section 12.10(a)
Non-Party	Section 12.10(a)
Parties	Preamble
Purchase Price	Section 2.3(a)
R&W Insurance Expenses	Section 7.2
Recourse Theory	Section 12.10(a)
Rejection Notice	Section 2.5(a)(i)
Related Entities	Section 12.10(a)
Related Persons Contracts	Section 4.21
Retained Rights	Section 11.9
Selected Accounting Firm	Section 2.5(a)(ii)
Seller Documents	Section 3.2
Seller Fundamental Representations	Section 11.1(a)
Seller Indemnified Party	Section 11.3
Sellers	Preamble
Sellers Bring-Down Certificate	Section 8.2(a)
Sellers’ Representative	Preamble
Shares	Recitals
Stout	Section 3.6
Straddle Period	Section 10.1(a)
Tail Policies	Section 7.5(b)
Tail Policy Expenses	Section 7.5(b)
Third-Party Claim	Section 11.5(a)
Transfer Taxes	Section 10.3

ARTICLE II
SALE AND PURCHASE
2.1    Sale and Purchase of Shares. At the Closing, subject to the terms and conditions set forth in this Agreement, the Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Sellers, all right, title and interest in and to the Shares, free and clear of all Liens.
2.2    Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 9.1, and subject to the satisfaction of the conditions set forth in ARTICLE VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by execution and electronic transmission of documents and wire transfer of funds (except with respect to any instruments validly transferable under applicable Law only by physical delivery) promptly, and in no event later than the third (3rd) Business Day, after the date on which all of the conditions set forth in ARTICLE VIII shall have been satisfied (or waived in accordance with ARTICLE VIII) (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time and/or date is agreed to by Buyer and the Sellers’ Representative; provided, however, that Buyer shall not be obligated to proceed to Closing prior to April 1, 2024 (unless another time and/or date is agreed to in writing by Buyer and the Sellers’ Representative). (the date on which the Closing occurs, the “Closing Date”). The Closing shall be effective as of the Closing Time.
2.3    Purchase Price.
(a)As consideration for the sale and purchase of the Shares, subject to adjustment as provided in Section 2.5, Buyer shall pay to the Sellers an amount in cash equal to $62,000,000.00 (Sixty-Two Million U.S. Dollars) (the “Purchase Price”); plus all Cash immediately prior to the Closing (“Closing Cash”); minus an amount equal to the Indebtedness of the Companies outstanding immediately prior to the Closing (the “Closing Indebtedness”); plus the amount, if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital, or minus the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital; and minus the aggregate amount of Company Transaction Costs (“Closing Company Transaction Costs”).
(b)At the Closing, Buyer shall pay by wire transfer of immediately available funds:
(i)to an account designated by the Sellers’ Representative for further distribution to the Sellers in accordance with Section 2.3(c), the sum of: (A) the Purchase Price, (B) plus the Estimated Closing Cash, (C) minus the Escrow Amount, (D) minus the Estimated Closing Indebtedness, (E) plus the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, or minus the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital, and (F) minus the aggregate amount of Estimated Closing Company Transaction Costs;
(ii)to the Escrow Agent, the Escrow Amount to be held by the Escrow Agent and disbursed pursuant to the terms of the Escrow Agreement;

(iii)to the Persons and accounts designated by the Sellers’ Representative, the Payoff Indebtedness; and
(iv)to the Persons and accounts, and in the amounts designated by the Sellers’ Representative, the Company Transaction Costs; provided that, any such amount treated as wages to a current or former employee of the Companies shall be paid to the applicable Company, which shall pay such amounts, less applicable withholding Taxes, to the applicable recipient through such Company’s payroll.
(c)The payments described in Section 2.3(b)(i) shall be distributed by Sellers’ Representative (i) first to the Sellers allocated among them in accordance with the Series A Original Issue Price (as defined in the Amended and Restated Certificate of Incorporation of BBGO Acquisition, Inc. dated September 29, 2017 (the “A&R Certificate”)) as of the Closing Date of the Series A Preferred Stock (as defined in the A&R Certificate) in Holdings held by each Seller (if any) as set forth on Annex A, and (ii) the balance, to the Sellers in accordance with their respective Pro Rata Share. Buyer shall assume no liability with respect to and rely solely on Sellers’ Representative’s determination of the amounts payable to the Sellers in accordance with this Section 2.3(c).
2.4    Closing Deliveries.
(a)At least five (5) Business Days prior to the Closing, the Sellers’ Representative shall have prepared and delivered to Buyer a statement setting forth the Sellers’ Representative’s good faith estimate of the following: (i) the Estimated Closing Net Working Capital, (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (iv) the Closing Company Transaction Costs (“Estimated Closing Company Transaction Costs”).
(b)Sellers’ Closing Deliveries. At the Closing (or as otherwise specified below), the Sellers shall deliver or cause to be delivered to Buyer:
(i)certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;
(ii)the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent;
(iii)at least three (3) Business Days prior to Closing, pay-off letters or other evidence of termination with respect to the Payoff Indebtedness (in customary form and in form and substance reasonably satisfactory to Buyer, setting forth the amount necessary to repay and terminate the full payoff amount of such Payoff Indebtedness at Closing, and providing for, upon the payment of such payoff amount to the applicable secured lender(s) at Closing, the release of any Liens on the assets or properties of the Companies securing such Payoff Indebtedness upon receipt of such payoff amount), duly executed by the applicable secured lender;
(iv)terminations and releases of all Liens on all of the assets and properties of the Companies (or commitments to terminate and release all such Liens prior to, or concurrently with, the Closing), other than Permitted Liens, including, without limitation, all required UCC-3 termination statements and other evidences of discharge satisfactory to Buyer;

(v)evidence that the Related Persons Contracts listed on Schedule 2.4(b)(v) have been terminated, each in form and substance reasonably satisfactory to Buyer;
(vi)an Internal Revenue Service Form W-9 dated as of the Closing Date, executed by each Seller;
(vii)a restrictive covenant agreement in the form attached hereto as Exhibit C-1, duly executed by Lisa Bryson;
(viii)a restrictive covenant agreement in the form attached hereto as Exhibit C-2, duly executed by each of Don Whitted and Michael Tullock;
(ix)a Retention Bonus Agreement in the form attached hereto as Exhibit D, duly executed by no less than fifteen (15) of the individuals set forth on Schedule 2.4(b)(ix);
(x)a certificate of the secretary of each Company, dated as of the Closing Date, attaching and certifying with respect to each Company: (A) a certificate of good standing of each Company, in each case certified or issued by the applicable Governmental Authority and dated not more than ten (10) Business Days prior to the Closing Date; (B) a complete and accurate copy of the Organizational Documents of each Company, together with all amendments thereto; and (C) all requisite resolutions or actions of each Company’s board of directors approving the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, as applicable;
(xi)a certificate of the secretary (or other executive officer) of each of Southvest Fund VII and Southvest Co-Investment certifying: (A) the names and signatures of the officers authorized to execute and deliver this Agreement and the other Transaction Documents, and (B) appropriate resolutions or other evidence of authorization of each of Southvest Fund VII and Southvest Co-Investment authorizing the transactions contemplated under this Agreement and the other Transaction Documents;
(xii)the Sellers Bring-Down Certificate; and
(xiii)duly executed resignation letters from each of the directors of each Company, effective as of the Closing, in each case, in form and substance reasonably satisfactory to Buyer.
(c)Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Sellers:
(i)the payments specified in accordance with Section 2.3(b);
(ii)the Escrow Agreement, duly executed by Buyer;
(iii)a certificate of the secretary of Buyer, dated as of the Closing Date, attaching and certifying: (A) a certificate of good standing of Buyer, certified or issued by the applicable Governmental Authority and dated not more than ten (10) Business Days prior to the Closing Date; (B) a complete and accurate copy of the Organizational Documents of Buyer together with all amendments thereto; (C) all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, as applicable;
(iv)the Buyer Bring-Down Certificate; and
(v)evidence reasonably satisfactory to the Sellers that the R&W Insurance Policy has been bound and is in effect.
2.5    Post-Closing Purchase Price Adjustment.
(a)Following the Closing, the Purchase Price shall be subject to further adjustment in respect of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs after the Closing Date as specified in this Section 2.5(a):
(i)Not more than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative an unaudited consolidated balance sheet reflecting the assets and liabilities of the Companies as of the Closing Date (the “Closing Balance Sheet”) as well as Buyer’s determination of the Closing Net Working Capital, the Closing Cash, the Closing Indebtedness and the Closing Company Transaction Costs, each as of the Closing Time, reflected therein. Within sixty (60) days after Buyer delivers the Closing Balance Sheet and such determination to the Sellers’ Representative, the Sellers’ Representative shall, in a written notice to Buyer, either (A) accept such Closing Balance Sheet and determinations of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs (“Acceptance Notice“) or (B) reject such Closing Balance Sheet and determinations of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs and propose the Sellers’ Representative’s own determination of such Closing Balance Sheet, Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs and describe in reasonable detail the Sellers’ Representative’s disputed items and proposed adjustments to the Closing Balance Sheet, Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs and the reasons therefor and include pertinent calculations (“Rejection Notice“). Within such 60-day period (and during the subsequent resolution of any disputed items in accordance with Section 2.5(a)(ii) following delivery of a Rejection Notice, if any), upon the Sellers’ Representative’s request, and (subject to the execution of customary access letters, where relevant) Buyer shall make available to the Sellers’ Representative and its Representatives copies of supporting documents and records reasonably related to the Closing Balance Sheet and Buyer’s determinations of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs, and Buyer shall make available during normal business hours to the Sellers’ Representative the applicable personnel of Buyer and the Companies requested by the Sellers’ Representative for the purpose of evaluating the Closing Balance Sheet prepared by Buyer to the extent such access does not unreasonably disrupt the personnel and operations of Buyer or the Companies. If the Sellers’ Representative fails to deliver such Acceptance Notice or Rejection Notice to Buyer within such 60-day period, then the Sellers shall be deemed to have accepted the Closing Balance Sheet, Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs. For clarity, any components of the Closing Balance Sheet, Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs with respect to which Sellers’ Representative does not deliver a Rejection Notice prior to the end of such 60-day period will become final, conclusive and binding on the Parties.
(ii)In the event that the Sellers’ Representative delivers such Rejection Notice to Buyer within such 60-day period, and Buyer and the Sellers’ Representative are not able to resolve all of such disputed items within forty-five (45) days from and after the receipt by Buyer of such Rejection Notice, then Buyer and the Sellers’ Representative shall each have the right to require, upon notice to the other, that the remaining disputed item(s) be submitted to RSM US LLP, or if such firm is unavailable or unwilling to serve, to such other certified public accounting firm that the Sellers’ Representative and Buyer mutually agree upon in writing (either such firm, the “Selected Accounting Firm“), for determination or verification in accordance with the provisions of this Agreement. Each Party shall reasonably cooperate with such Selected Accounting Firm and its agents and representatives, and shall give such Selected Accounting Firm and its agents and representatives timely and reasonable access to such parties’ working papers, documents, financial information and other information and personnel as such Selected Accounting Firm reasonably deems necessary or desirable, in connection with its resolution of such disputed item(s). The Parties shall instruct, and use reasonable efforts to cause, the Selected Accounting Firm to determine, based solely on the provisions of this Agreement and the submissions by Buyer and the Sellers’ Representative, and not by independent review, only the appropriate amount, inclusion or omission of the disputed items, and shall modify the Closing Balance Sheet and determinations of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs to conform to its determination. In resolving any disputed item, the Selected Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by either the Buyer on the one hand or the Sellers’ Representative on the other hand or less than the smallest value for such item claimed by either such Party. These provisions regarding certified public accounting firm review shall be specifically enforceable by each of the Parties. The decision of such Selected Accounting Firm shall be final and binding upon the Parties and there shall be no right of appeal from such decision. Such Selected Accounting Firm’s fees and expenses and the reasonable fees and expenses of the prevailing party’s outside attorneys and accountants incurred in connection with the Selected Accounting Firm’s decision shall be borne by the non-prevailing party whose determination of the Closing Balance Sheet, Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs has been modified by such Selected Accounting Firm’s decision or, in the event that both the Sellers’ Representative and Buyer prevail on some of the issues in dispute, and each of such Party’s determination of the Closing Balance Sheet, Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs is modified by such Selected Accounting Firm’s decision, then such fees and expenses shall be shared proportionately by the Sellers (based on their respective Pro Rata Share), on the one hand, and Buyer, on the other hand, in proportion to the relative amount that each such Party’s determination has been so modified.
(iii)Within fifteen (15) days following the date on which the Closing Balance Sheet and final determinations of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs are accepted, agreed upon or otherwise determined pursuant to subsections (i) and (ii) above:
(A)If the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the Sellers shall pay, in accordance with their respective Pro Rata Share, to Buyer an amount equal to the amount by which the Closing Net Working Capital is less than the Estimated Closing Net Working Capital; or
(B)If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then Buyer shall pay to the Sellers an aggregate amount equal to the amount by which the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, allocated among the Sellers in accordance with their respective Pro Rata Share; and
(C)If the Closing Cash is less than the Estimated Closing Cash, then the Sellers shall pay, in accordance with their respective Pro Rata Share, to Buyer an amount equal to the amount by which the Closing Cash is less than the Estimated Closing Cash; or
(D)If the Closing Cash is greater than the Estimated Closing Cash, then Buyer shall pay to the Sellers an aggregate amount equal to the amount by which the Closing Cash is greater than the Estimated Closing Cash, allocated among the Sellers in accordance with their respective Pro Rata Share; and
(E)If the Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Sellers shall pay, in accordance with their respective Pro Rata Share, to Buyer an amount equal to the amount by which the Closing Indebtedness is greater than the Estimated Closing Indebtedness; or
(F)If the Closing Indebtedness is less than the Estimated Closing Indebtedness, then Buyer shall pay to the Sellers an aggregate amount equal to the amount by which the Closing Indebtedness is less than the Estimated Closing Indebtedness, allocated among the Sellers in accordance with their respective Pro Rata Share; and
(G)If the Closing Company Transaction Costs is greater than the Estimated Closing Company Transaction Costs, then the Sellers shall pay, in accordance with their respective Pro Rata Share, to Buyer an amount equal to the amount by which the Closing Company Transaction Costs is greater than the Estimated Closing Company Transaction Costs; or
(H)If the Closing Company Transaction Costs is less than the Estimated Closing Company Transaction Costs, then Buyer shall pay to the Sellers an aggregate amount equal to the amount by which the Closing Company Transaction Costs is less than the Estimated Closing Company Transaction Costs, allocated among the Sellers in accordance with their respective Pro Rata Share.
(b)Notwithstanding anything contained herein to the contrary, it is the intention of the Parties that the Closing Balance Sheet, Estimated Closing Net Working Capital, Target Net Working Capital and Closing Net Working Capital each be determined using the exact same manner, format and methodology as the manner, format and methodology set forth in the Reference Statement attached hereto as Annex B, with each determination made in accordance with GAAP applied consistently with past practice of the Companies, except for the express variance from GAAP described in the definition of the Reference Statement in Section 1.1 hereof (as consistent with past practice of the Companies).
(c)All payments under Section 2.5(a) shall be in immediately available funds by wire transfer to an account designated by the Party entitled to receive any such payments; provided, however, that any such payments that are to be borne by the Sellers under Section 2.5(a) shall be paid first from the Adjustment Escrow Fund in accordance with this Agreement and the Escrow Agreement, and thereafter (if the overpayment amount exceeds the Adjustment Escrow Amount) by wire transfer of immediately available funds of the Sellers in accordance with their respective Pro Rata Share to an account designated by Buyer.
(d)Any payments made pursuant to this Section 2.5 (other than fees paid to the Selected Accounting Firm) shall be treated by the Parties as an adjustment to the Purchase Price for Income Tax purposes, unless otherwise required by applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Except as otherwise set forth in the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to Buyer as of the date hereof and as of the Closing (except, in each case, to the extent that a representation or warranty speaks as of another date, in which case as of such date) as follows (provided, that the representations and warranties set forth in Section 3.7 are made exclusively by Southvest Fund VII, jointly, and by Southvest Co-Investment, severally and not jointly, and not by the Individual Sellers):
3.1    Organization and Good Standing. Such Seller (that is not an individual) is duly organized and validly existing under the Laws of the state of its organization. Such Seller is in good standing (a) in the state of its organization and (b) as a foreign corporation or limited liability company under the Laws of each jurisdiction where such qualification is required and applicable, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of such Seller to comply with its obligations hereunder to consummate the transactions contemplated to be consummated by such Seller hereunder.
3.2    Authorization of Agreement. Such Seller has all requisite authority and legal capacity to execute and deliver this Agreement and each other Transaction Document to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents“), and to consummate the transactions contemplated hereby and thereby. All actions or proceedings necessary to be taken by or on the part of such Seller to authorize and permit the due and valid execution, delivery and performance of the Seller Documents and all other agreements and documents executed by such Seller in connection herewith and therewith, have been taken by such Seller. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by such Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Seller Documents constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in an action, suit or proceeding at law or in equity) (collectively, the “Enforceability Exceptions“).
3.3    Conflicts; Consents of Third Parties.
(a)None of the execution, delivery or performance by such Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) the Organizational Documents of such Seller, if applicable; (B) any Contract or Permit to which such Seller is a party or by which any of its properties or assets are otherwise bound; (C) any Order applicable to such Seller or by which any of its properties or assets are otherwise bound; or (D) any applicable Law, other than, in the case of clause (B), such conflicts, violations, defaults, terminations or cancellations that would not be material to such Seller’s ability to consummate the transactions contemplated hereby; or (ii) result in the creation or imposition of any Lien on the Shares.
(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.
3.4    Ownership of Shares. As of the date hereof and as of the Closing, such Seller is the record owner of, and has good and valid title to, the Shares set forth opposite such Seller’s name in Annex A attached hereto, free and clear of any Liens, and such Shares, when sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be free of Liens (other than Liens created pursuant to this Agreement or any other Transaction Document, or Liens created pursuant to any Buyer financing arrangement). Other than this Agreement and any other Contract that will be terminated at or prior to Closing, such Seller is not a party to (a) any option, warrant, put right, call right, purchase right, subscription right, conversion right, exchange right or other Contract that requires such Seller to sell, transfer or otherwise dispose of any Shares, or that gives any other Person any rights with respect to the Shares owned by such Seller or (b) any voting trust, proxy or other Contract with respect to the voting of any Shares.
3.5    Litigation. There are no legal Proceedings pending or, to the knowledge of any Seller, threatened, against any Seller that would reasonably be expected, individually or in the aggregate, to result in any material liability or otherwise to interfere with, prevent or delay the ability of such Seller to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.
3.6    Broker’s Fees. Except for Stout Capital LLC (“Stout”) (the fees of which Sellers are solely responsible), no Seller nor anyone acting on a Seller’s behalf has incurred or will incur any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Buyer or any of its Affiliates or, if Closing occurs, a Company will be liable.
3.7    Southvest Matters.

(a)Southvest Fund VII and Southvest Co-Investment are each solvent as of the date of this Agreement, will be solvent as of the Closing, and, assuming that the representations and warranties of the Buyer contained in this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, each of Southvest Fund VII and Southvest Co-Investment (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred debts beyond its ability to pay as they mature or become due.
(b)Under the applicable Organizational Documents of Southvest Fund VII and Southvest Co-Investment now in effect: (i) the partnership term of Southvest Fund VII continues to December 31, 2026 (subject to certain additional extension provisions and a wind-down period); and (ii) the partnership term of Southvest Co-Investment continues to December 31, 2026 (subject to certain additional extension provisions and a wind-down period).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
Except as otherwise set forth in the Disclosure Schedules, Southvest Fund VII jointly and severally with all Sellers, and each other Seller, severally and not jointly, represent and warrant to Buyer as of the date hereof and as of the Closing (except, in each case, to the extent that a representation or warranty speaks as of another date, in which case as of such date) as follows:
4.1    Organization and Good Standing.
(a)Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as currently conducted. Bargain Barn is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as currently conducted. Section 4.1(a) of the Disclosure Schedules sets forth, for each Company, each jurisdiction in which such Company is authorized to conduct the business of such Company as a foreign corporation. Each Company is duly qualified or authorized to do business and in good standing under the laws of each jurisdiction in which the conduct of their business or the ownership of their properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b)True and complete copies of the Organizational Documents of each Company as in effect on the date hereof and as of the Closing and all amendments thereto have been delivered to Buyer and the Organizational Documents of the Companies are in full force and effect and shall be in full force and effect as of the Closing.
4.2    Authorization. Each Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each Company. This Agreement and each of the Company Documents have been duly and validly executed and delivered by the applicable Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Company Documents constitute the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, subject to the Enforceability Exceptions.
4.3    Conflicts; Consents of Third Parties. Except for any notices, filings, consents or approvals set forth on Section 4.3 of the Disclosure Schedules, the execution and delivery of this Agreement by any Company and the execution and delivery of the Company Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by any Company and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or passage of time, or both):
(a)violate, conflict with, result in a breach of or constitute a default under any provisions of the Organizational Documents of any Company or any resolution adopted by the Board of Directors of any Company or by Sellers or violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Law or Permit binding upon any Company; or
(b)(i) violate or conflict with any provision of, (ii) cause a default under, (iii) give rise to, or result in, a right of termination, cancellation or acceleration of any obligation under, (iv) result in the creation of any Lien on any of the properties or assets of any Company under, or (v) require any filing, consent, authorization or approval under, any Material Contract.
4.4    Capitalization. The Shares constitute all of the authorized, issued and outstanding capital stock of Holdings. All of the Shares are owned by the Sellers, free and clear of all Liens. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. None of the Shares have been issued in violation of, or are subject to, any preemptive or subscription rights or similar rights of any Person. There is no existing option, warrant, call, right or Contract of any character to which Holdings is a party requiring, and there are no securities of Holdings outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity securities of Holdings or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Holdings. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights relating to a Company. Except as set forth on Section 4.4 of the Disclosure Schedules, no Company or Company equityholder is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock or other equity securities of such Company. No current or former manager, director, officer, or equityholder of Holdings or its Affiliates has asserted, or to the Company’s Knowledge, threatened, any Proceeding against the Company with respect to the Shares.
4.5    Subsidiaries; Holdings.
(a)Bargain Barn is the sole Subsidiary of Holdings, and Holdings directly owns all of the issued and outstanding capital stock of Bargain Barn, free and clear of all Liens. Except for its ownership of Bargain Barn, Holdings does not have or own any equity or ownership interest of any nature in any other Person. All issued and outstanding shares of capital stock of Bargain Barn have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights. There are no authorized or outstanding options, warrants, calls, subscriptions or other rights relating to Bargain Barn with respect to which Bargain Barn may be obligated to issue, sell or redeem any shares of capital stock of Bargain Barn or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Bargain Barn. Bargain Barn does not own any equity or ownership interest of any nature in any other Person. No Company has any right or obligation to acquire any equity or ownership interest of any nature in any other Person.
(b)Except as set forth on Section 4.5 of the Disclosure Schedules, Holdings is not party to any Contracts and does not conduct, and has not conducted, any business activity.
4.6    Financial Statements and Other Financial Matters.
(a)The Company has made available to Buyer copies of the following financial statements of the Company (collectively, the “Financial Statements”):
(i)audited consolidated balance sheet of the Companies as of and for the fiscal years of the Companies ended September 30, 2023, October 1, 2022 and October 2, 2021, and the related statements of operations, statements of changes in shareholders’ equity and statements of cash flows for the fiscal years of the Companies ended September 30, 2023, October 1, 2022 and October 2, 2021; and
(ii)an unaudited consolidated balance sheet (the “Balance Sheet“) and related statements of operations and cash flows of the Companies (together with the Balance Sheet, the “Interim Financial Statements“) for the 2-month period ended November 30, 2023 (the “Balance Sheet Date“).
(b)The Financial Statements (i) were based on the financial records of the Companies, (ii) were prepared in accordance with GAAP, consistently applied, except as set forth on Section 4.6(b)(ii) of the Disclosure Schedules and except that the Interim Financial Statements of the Companies are subject to normal year-end adjustments (none of which is material individually or in the aggregate) and may lack footnotes otherwise required by GAAP and (iii) fairly present, in all material respects, the financial position of the Companies as of the dates thereof and the results of operations of the Company for the periods specified therein.
(c)All accounts receivable reflected on the Balance Sheet, (i) are properly reflected on the Financial Statements in accordance with GAAP, (ii) are actual and bona fide receivables resulting from arm’s length transactions in the Ordinary Course of Business, (iii) to the Knowledge of the Company, represent valid and binding obligations of the account debtors, (iv) are current without set-off or counterclaim, subject only to any reserves for bad debts set forth on the face of the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with GAAP applied on a consistent basis and (v) are not subject in whole or in part to any Lien other than Permitted Liens or any agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment. The accounts receivable outstanding as of Closing will not reflect any changes in discounts, rebates or similar arrangements in place as of the date of this Agreement. Any reserves provided for accounts receivable in the financial books and records of the Companies and on the Latest Balance Sheet have been computed in accordance with GAAP applied on a consistent basis. The values at which accounts and notes receivable are carried on the books and records of the Companies reflect the receivables valuation policy of the Companies, which is in accordance with GAAP, applied on a consistent basis.
(d)The Companies have established and adhere to a system of internal accounting controls appropriate for a private company of their size and the industry in which they operate which are designed to provide reasonable assurance regarding the reliability of financial reporting. There is not, and during the past five (5) years there has not been, (i) any significant deficiency or material weakness in the system of internal accounting controls used by the Companies, (ii) any fraud or other wrongdoing that involves any of the management of any Company or other employees with respect to the preparation of financial statements or the internal accounting controls used by any Company or (iii) any written or other claim or allegation regarding any of the foregoing.
(e)No Company has any Liability of any kind that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP (except for normal year-end adjustments required by GAAP and as set forth on Section 4.6(e) of the Disclosure Schedules) and were not so reflected, reserved against or described, other than (i) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date and which do not relate to or arise from any breach of Contract, breach of warranty, tort, infringement or violation of Law by a Company, or (ii) Liabilities incurred in connection with the transactions contemplated by this Agreement. No Company has any Indebtedness as of Closing other than as set forth in the Estimated Closing Indebtedness.
(f)No Company has received or incurred any Liabilities in connection with benefits pursuant to the CARES Act or any other COVID-19 Financial Assistance or any other Law intended to address the consequences of the COVID-19 pandemic.
4.7    Absence of Certain Developments. Since the Balance Sheet Date and except as otherwise required or expressly contemplated by this Agreement or as set forth on Section 4.7 of the Disclosure Schedules, (x) each Company has conducted its respective business activities (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) only in the Ordinary Course of Business, and (y) no Company has:
(a)suffered any facts, events, circumstances, changes, developments, effects or conditions that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect;
(b)suffered any loss or destruction of any material asset (other than those covered by insurance);
(c)sold, leased, transferred, disposed of, abandoned or assigned any of its assets that are material to the business of such Company as currently conducted, other than the sale of inventory in the Ordinary Course of Business, or mortgaged, pledged or subjected any asset to any Lien (other than Permitted Liens);
(d)made or permitted to be made any change in the Organizational Documents of a Company;

(e)transferred, issued, pledged, redeemed, sold or otherwise disposed of, or split, combined or reclassified the Shares, warrants, options or other equity interests of a Company or caused any similar change in capitalization with respect to the Shares or other equity interests of a Company or instruments or rights convertible into or exchangeable for equity interests of a Company;
(f)incurred or guaranteed any Indebtedness with a value in excess of $100,000;
(g)except for cash dividends paid in full at or prior to Closing, declared, set aside, made or paid any dividend or made any distribution (whether in cash or otherwise) with respect to the Shares;
(h)revoked or made a change (or made any request to any Governmental Authority to revoke or change) to its accounting methods, principles or practices, including, without limitation, the Inventory Past Practices;
(i)engaged in a merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(j)acquired (including by merger, consolidation, acquisition of equity interests or assets, or otherwise) any Person, any business or any division thereof;
(k)made any material increase in benefits or perquisites (except to the extent required pursuant to previously existing binding Contracts), or any increase in compensation in excess of $5,000 on a per annum basis payable to, or which could become payable to, any Seller, director, officer, Employee or Contractor of the Companies;
(l)hired, engaged, terminated or accepted of the resignation of any Employee or Contractor of the Companies whose annual compensation exceeds $75,000, or entered into (or amended) any severance or similar Contract with any Employee or Contractor of such Company, or entered into any employment or engagement Contract with any Employee or Contractor whose annual compensation exceeds $75,000;
(m)negotiated, modified, extended, terminated or entered into any collective bargaining agreement, or recognized or certified any labor union, works council, other labor organization, or group of employees as the bargaining representative for any employees of the Companies;
(n)failed to pay any wages or compensation due to any Employee or Contractor in any material respects, changed the exempt or nonexempt status of any Employee for purposes of the Fair Labor Standards Act and/or any comparable employment standards Law, or changed the employment or contractor classification of any Employee or Contractor;
(o)implemented or announced any employee layoffs, plant closings, or other personnel actions that require notice to be issued in compliance with the WARN Act;
(p)adopted a new plan or arrangement that would be a Company Benefit Plan or amended or modified any Company Benefit Plan;

(q)cancelled or terminated any Insurance Policy or otherwise failed to maintain any Insurance Policy;
(r)(i) sold, transferred, licensed, sublicensed, abandoned, permitted to expire or lapse, conveyed, leased or otherwise disposed of any Company-Owned Intellectual Property, or amended or modified in any material respect any existing Contract or rights with respect to any Company-Owned Intellectual Property, other than non-exclusive licenses granted to customers in the Ordinary Course of Business or (ii) disclosed any trade secrets or other confidential information to any Person other than pursuant to a written confidentiality and non-disclosure agreement entered into in the Ordinary Course of Business;
(s)(i) entered into any Contract that would constitute a Material Contract or (ii) materially amended, canceled, terminated or waive any material rights under any Material Contract;
(t)settled any Proceeding, other than a settlement that (i) does not involve non-monetary relief or (ii) is for cash consideration of value less than $50,000, in the aggregate; or
(u)committed or agreed to do any of the foregoing.
4.8    Taxes.
(a)The Companies have filed (after giving effect to applicable extensions) all Income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Companies, all such Tax Returns were, except as set forth on Section 4.8(a) of the Disclosure Schedules, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. The Companies have paid or caused to be paid all material amounts of Taxes due and owing by the Companies, whether or not shown as due and owing on any Tax Returns. No Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Companies do not file Tax Returns that the Companies are or may be subject to taxation by that jurisdiction.
(b)The Companies have each deducted, withheld and remitted all material amounts of Taxes required by applicable Law to be deducted, withheld or remitted in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.
(c)There are no outstanding Liens for Taxes upon any assets of the Companies, except for Liens for Taxes not yet due and payable.
(d)No audits, administrative or judicial Tax Proceedings are in progress with regard to any Taxes or Tax Returns of the Companies. Except as set forth on Section 4.8(d) of the Disclosure Schedules, in the last five (5) years, no Company has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Companies have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Companies.
(e)The Companies are not a party to any written agreement providing for the allocation or sharing of Taxes (other than ordinary commercial agreements the principal purposes of which is not related to Taxes). No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.
(f)No Company (i) has been a member of an affiliated, consolidated, combined, unitary, or similar group for Tax purposes (other than a group the common parent of which was a Company), (ii) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a result of transferee or successor liability, or by contract (other than a contract entered into in the Ordinary Course of Business the principal purpose of which is not related to Taxes), (iii) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, (iv) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or (v) has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).
(g)No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date. No Company uses, or has used, the cash receipts and disbursements method of accounting for income Tax purposes. No Company has adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under (i) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or non-U.S. Law), (ii) the method described in Treasury Regulations Section 1.451-5(b)(1)(ii) (or any similar method under state, local or non-U.S. Law); or (iii) the method described in Section 451(c)(1)(B) (or any similar method under state, local or non-U.S. Law. No Company claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
(h)The Companies have not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(i)The Companies have properly (i) collected and remitted all material amounts of sales, value added and similar Taxes with respect to sales or leases made to or services provided to, its customers, and (ii) for all sales, leases or services that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar Taxes, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.
(j)Neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, whether alone or in combination with any other event or circumstance (including termination of employment), result in the increase, acceleration or provision of any payments, benefits or other rights to any current or former employee, director, consultant or advisor, whether or not any such payment, right or benefit could constitute a “parachute payment” within the meaning of Section 280G of the Code. There will be no potential “excess parachute payments” payable by the Companies or any ERISA Affiliate in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement or in conjunction with any other event or circumstance. Neither the Companies nor any ERISA Affiliate has any obligation to gross-up, indemnify, reimburse or otherwise provide any additional benefit to any individual for any Taxes imposed under Section 4999 of the Code.
The representations and warranties in Section 4.12 (but solely with respect to those representations related to Tax matters) and this Section 4.8 constitute the Companies’ sole and exclusive representations and warranties regarding compliance with Tax-related Laws, liabilities for Taxes, and the filing of Tax Returns. Nothing in this Section 4.8 or otherwise in this Agreement will be construed as a representation or warranty with respect to the amount or availability of any net operating loss carry-forwards, asset Tax basis or Tax credits of the Companies that is carried forward from a Pre-Closing Tax Period to a taxable period (or portion thereof) beginning after the Closing Date.
4.9    Assets and Properties.
(a)Section 4.9(a) of the Disclosure Schedules sets forth a list of all real property leases to which any Company is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “Company Real Property Leases”; all real property in which any Company holds a leasehold interest, whether as lessee or sublessee, the “Leased Real Property”), and the street address, date of each Company Real Property Lease and the name of each of the parties to each Company Real Property Lease with respect to the Company Real Property Leases. Except for the Company Real Property Leases identified in Section 4.9(a) of the Disclosure Schedules, no Company owns any interest (fee, leasehold or otherwise) in any real property and the Companies have not entered into any leases, arrangements, licenses or other agreements relating to the sale or lease of all or any portion of the Leased Real Property, nor has any Company entered into any agreement to purchase or option agreement for the purchase of any real property. Except as set forth in Section 4.9(a) of the Disclosure Schedules, with respect to each Company Real Property Lease: (i) the Companies have not assigned, sublet, transferred, conveyed any interest in or collaterally assigned its interest in the Leased Real Property or such Company Real Property Lease; (ii) the Companies have not received any written notice of default with respect to any Company Real Property Lease that remains outstanding as of the date of this Agreement; (iii) the Companies have not received any written notice of any violation of default with respect to any covenants, conditions, restrictions easements, rights of way, zoning ordinances, or private agreements affecting the Leased Real Property; (iv) there are no condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, contemplated against the Leased Real Property; (v) there are no casualties or other material repairs with respect to the Leased Real Property which are required and which have not been completed as of the date of this Agreement, ordinary wear and tear excepted; (vi) the landlord, sublessor or licensor under each Company Real Property Lease has completed its obligations under such Company Real Property Lease to prepare the applicable Leased Real Property for the Company’s initial occupancy of the premises thereunder and disbursed all required allowances to the Company for the performance of improvements to the Leased Real Property; (vii) to the Knowledge of the Company, the landlord, sublessor or licensor under each Company Real Property Lease has not defaulted under its obligations under such Company Real Property Lease; and (viii) no counterparty to a Company Real Property Lease is a Related Person of the Company or Sellers.

(b)Section 4.9(b) of the Disclosure Schedules sets forth a list and description of all material capital expenditures (A) undertaken by a Company in the twelve (12) months prior to Closing or (B) currently planned to be undertaken by a Company in the twelve (12) months following Closing.
(c)The Companies have a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Liens. The Companies are in peaceful and undisturbed possession of each parcel of Leased Real Property. The Companies have not received written notice from any applicable Governmental Authority that the current use or operation of the Leased Real Property is in breach or violation of, or default under, any applicable Laws that has not been remedied prior to the date of this Agreement. The Companies have not received written notice from any third party that the current use or operation of the Leased Real Property is in breach or violation of, or default under, any applicable covenants, conditions, restrictions easements, rights of way, zoning ordinances, or private agreements affecting the Leased Real Property. Access to the Leased Real Property has not been materially impaired except as set forth on Section 4.9(c) of the Disclosure Schedules. True and complete copies of all Company Real Property Leases have been delivered to Buyer. The Companies do not currently own and have not previously owned any real property.
(d)Except as set forth on Section 4.9(d) of the Disclosure Schedules, the transactions contemplated by this Agreement do not require the consent of any counterparty to a Company Real Property Lease.
(e)Section 4.9(e) of the Disclosure Schedules sets forth the rent and other fees paid by either Company for each parcel of Leased Real Property during calendar years 2021, 2022 and 2023, indicating in each case, if applicable, the amount of percentage rent (or other rent based on a Company’s income) paid in each such calendar year.
(f)The Companies own good title to, or hold pursuant to valid and, to the Knowledge of the Company, enforceable leases, all of the material personal property and other material assets (i) shown to be owned by the Companies on the Balance Sheet (or that were purchased or acquired after the Balance Sheet Date and identified in the books and records as being owed by a Company as of the Closing Date), and (ii) used or held for use in, and necessary for the operation of, the business of the Companies as currently conducted, in each case, other than inventory sold or disposed of in the Ordinary Course of Business (the “Assets”), free and clear of all Liens other than Permitted Liens. Each such Asset (other than inventory) is free from material defects (patent and latent) and in good operating condition and repair that is, in all material respects, reasonably suitable for the purposes of which such Asset is presently used by the Companies, reasonable wear and tear and normal preventative maintenance excepted.
(g)The Assets together with the intangible assets of the Companies are, collectively, sufficient to allow the Companies to operate the business of the Companies as presently conducted.
(h)All items of inventory of the Companies are of good, marketable and merchantable quality. The quantity of inventory of the Companies is consistent with the past practices of the Company in all material respects. No Company has sold or disposed of any items of inventory except through sales or returns in the Ordinary Course of Business and the quantities of all items of inventory and supplies of the Companies are not excessive and are reasonable in the present circumstances of the business of the Company. The inventory of the Companies is in the physical possession of the Companies or in transit to or from a customer or supplier thereof and no inventory has been pledged as collateral or otherwise is subject to any Lien (other than a Permitted Lien). The inventory located in the Companies’ warehouses is valued in accordance with the weighted average cost method. The inventory was acquired or produced in the Ordinary Course of Business. All inventory complies in all material respect with all Laws, including Applicable Food Laws.
4.10    Intellectual Property; Data Privacy; Systems.
(a)Section 4.10 of the Disclosure Schedules contains a true and complete list of the following Company-Owned Intellectual Property: (i) Registered Intellectual Property, (ii) Software, (iii) social media accounts, and (iv) material unregistered trademarks. The Companies exclusively own all right, title and interest in and all Company-Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens, and the Companies own or have a valid and enforceable right or license to use all other Intellectual Property used in or necessary for the operation of the business of the Companies.
(b)Except as set forth on Section 4.10 of the Disclosure Schedules, (i) all rights to the Registered Intellectual Property (A) have not lapsed, expired or been abandoned and (B) are valid, subsisting, in full force and effect, are held of record in the name of the Company indicated thereon, (ii) are not the subject of any opposition, interference, cancellation or other Proceeding (other than routine office actions) before any Governmental Authority and are in material compliance with formal legal requirements imposed under applicable Law (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications); (iii) the Companies have not received any written notice or claim with respect to any alleged infringement, misappropriation or violation by a Company of any Intellectual Property of any Person and no such claim with respect to infringement, misappropriation, or violation of any Intellectual Property of any Person is pending or, to the Knowledge of the Company, threatened (including any unsolicited demand or request from a third party to license any Intellectual Property); (iv) neither the Companies, nor the conduct of their business, infringe(s), misappropriate(s) or violate(s), or has in the six years prior to the date hereof infringed, misappropriated or violated, the Intellectual Property of any Person; (v) the Companies have not made any written claims or sent any written notices at any time in the past six (6) years that a Person is infringing, misappropriating, or violating any Company-Owned Intellectual Property; (vi) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Company-Owned Intellectual Property; and (vii) no judgement, holding, decision, order or decree of any court or other Governmental Authority has been entered into against the Companies, and no agreement, consent, or stipulation exists to which the Companies are a party which would limit the use or enjoyment by the Companies of any right in the Company-Owned Intellectual Property.
(c)All Persons that have participated in the development of any material Intellectual Property on behalf of any of the Companies have executed written instruments that (i) assign to the applicable Company all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship and related Intellectual Property developed by such Persons within the scope of their employment or engagement and (ii) obligate the applicable Person to maintain the confidentiality of any confidential information of the Companies. No current or former Affiliate, partner, director, stockholder, officer, member, manager, employee, consultant or contractor of the Companies will, after giving effect to the transactions contemplated hereby, own, license or retain any Company-Owned Intellectual Property.

(d)The Companies have taken commercially reasonable measures to protect the Company-Owned Intellectual Property and have taken steps reasonable under the circumstances to maintain the confidentiality of the trade secrets and other material confidential information of the Companies.
(e)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Companies’ rights to own or use any Intellectual Property or breach any agreement related to Intellectual Property used by the Companies.
(f)The Companies maintain policies and procedures regarding data security, privacy, data transfer, and the use of data, have written agreements in place to the extent required by applicable Law, and have safeguards in place that are sufficient to protect Personal Data and confidential information in the possession or control of the Companies from unauthorized access by third-party Persons and to ensure that the operation of the business of the Companies (including with respect to employee matters) is in compliance with all Data Security Requirements. The Companies and the operation of their business are and have been in the prior six (6) years in compliance with all Data Security Requirements. Neither the execution and delivery of this Agreement nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Security Requirement. None of the Companies has in the prior six (6) years experienced any breach of security, phishing incident, ransomware or malware attack, or other incident in which confidential or sensitive information, payment card data, or Personal Data was accessed, disclosed or exfiltrated in an unauthorized manner, and none of the Companies has received any written notices or complaints from any Person or been the subject of any claim, proceeding or investigation with respect thereto.
(g)The Companies have made privacy notices available to all Persons about whom the Companies Process or direct the Processing of Personal Data, if required by, and in conformance with, the Data Security Requirements. The Companies’ written privacy notices fully and accurately disclose how the Companies Process Personal Data about such individuals. The Companies have contractually obligated all third party service providers Processing Personal Data, in each case on behalf of the Companies to (i) comply with applicable Data Security Requirements, (ii) take reasonable steps to protect and secure Personal Data and other sensitive or confidential information from loss, theft, unauthorized access, use, modification, disclosure or other misuse and (iii) comply with all other obligations required to be incorporated into such contractual obligation by applicable Data Security Requirements.
(h)The Companies use commercially reasonable efforts to protect the confidentiality, integrity and security of the Systems used in the operation of the business of the Companies and to prevent any unauthorized use, access, interruption or modification of the Systems. All Systems owned by or, to the Knowledge of the Company, controlled by or used for the Companies are free from any material defect, bug, virus, or programming, design, or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such. All Systems used by the Companies are (i) in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all third-party licensed software, and are fully functional and operate and run in a reasonable and efficient business manner, in each case as necessary for the operation of the businesses of the Companies and (ii) sufficient for the current needs of the Companies, including as to capacity, scalability and ability to meet current and anticipated peak volumes. Except as set forth on Schedule 4.10(h), there have been no material failures, breakdowns, outages, continued substandard performance, or other adverse events affecting any such Systems in the three years prior to the date hereof, and all such events have been fully remediated. The Companies maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of their business, act in compliance therewith and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.
(i)None of the Software included in the Company-Owned Intellectual Property is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that has or would require any public distribution of any such software, create obligations for any Company to grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including any patent non-asserts or patent licenses) or impose any present economic limitations on any Company’s commercial exploitation thereof.
(j)No source code for any Company-Owned Intellectual Property has been disclosed, released, made available, or delivered (and no Person has agreed in writing to disclose, release, or deliver such source code) to any third party, other than pursuant to confidentiality and nondisclosure obligations consistent with past practice, and no Person other than the Companies is in possession of any such source code or has been granted any license or other right therein or with respect thereto. No event has occurred, and no circumstance or condition exists, that (with or without lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code for any Software included in the Company-Owned Intellectual Property be disclosed, licensed, released, made available, or delivered to any Person.
4.11    Material Contracts.
(a)Section 4.11(a) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of all Material Contracts to which a Company is a party or is otherwise bound. As used herein, “Material Contracts“ means all of the following as of the date of this Agreement:
(i)each Contract that purports to limit, curtail or restrict the ability of a Company to compete in any geographic area or line of business or restrict the Persons to whom a Company may sell products or deliver services;
(ii)each joint venture, partnership, limited liability company or other agreement involving a sharing of revenues, profits, losses, costs or liabilities by any Company with any other Person;
(iii)any mortgage, deed of trust, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness of any Company, including any Indebtedness or the imposition of any Lien (other than Permitted Liens) on any of their respective assets;
(iv)each Contract with an aggregate annual value in excess of $100,000 (other than purchase orders entered into in the Ordinary Course of Business);

(v)each Contract that cannot be terminated without penalty and involves future payments, performance of services or delivery of goods or materials to or by any Company of any amount or value reasonably expected to exceed $75,000 in any future twelve (12)-month period;
(vi)each collective bargaining agreement or other Contracts with any labor union, organization or similar Person;
(vii)each Contract between any Company, on the one hand, and a Related Person of any Company, on the other hand;
(viii)each Contract with a broker, finder, financial advisor or investment banker; each agreement (A) relating to the voting or registration of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to securities, or (C) providing a Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;
(ix)any agreement for the employment of any officer, employee or other individual on a full-time or consulting basis that provides for annual payments in excess of $75,000;
(x)each Contract that provides for the payment of severance, change in control, bonuses, commissions, retention bonuses, transaction bonuses or any other form of cash incentive or deferred compensation to a current or former employee of any Company or any former employee of any Company where payment obligations remain under the Contract;
(xi)any employee leasing or staffing agency Contract, or any Contract providing for management services (other than with a management employee);
(xii)each separation or termination Contract with any employee of any Company with respect to which any Company has any continuing or future obligations;
(xiii)each Contract with a Contractor that involves payment by a Company in excess of $50,000.00;
(xiv)each current Contract under which there has been an advance or loan of money or equipment to any other Person, other than any advancement for reimbursable expenses in the Ordinary Course of Business;
(xv)each settlement, conciliation or litigation “standstill” Contract since January 1, 2019;
(xvi)each Contract related to the disposition or acquisition of equity or all or substantially all of the assets of any Person by any Company, or any merger, business combination or similar transaction with respect to any Company;
(xvii)any Contract between a Company, on the hand, and any Governmental Authority, on the other hand;

(xviii)each Contract (A) containing “most favored nation” pricing provisions or any other pricing, discounts or benefits that change based on the pricing, discounts or benefits offered by to other Persons, (B) requiring the purchase or sale of a minimum quantity of goods or services, (C) containing any exclusivity provision, (D) granting any right of first refusal, right of first offer, right of first negotiation or similar right, or limiting the ability of any Company to own, sell, transfer, pledge or otherwise dispose of any assets or business, or (E) granting exclusive marketing or distribution rights relating to any products, services or territory;
(xix)any Contract, including any equity option plan, appreciation rights plan, equity purchase plan or phantom equity plan, (A) that provide for any payment upon, related to or in connection with the execution hereof or the consummation of the transactions contemplated by this Agreement or (B) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of the consummation of the transactions contemplated by this Agreement (or which include any other similar rights) or the value of any benefits of which will be calculated on the basis of the consummation of the transactions contemplated by this Agreement;
(xx)any license, royalty agreement or other Contract relating to the use of any third party Intellectual Property (other than non-exclusive licenses for commercially available, unmodified, off-the-shelf or click-through software, or software as a service, in each case licensed for aggregate fees of less than $10,000);
(xxi)any license, royalty agreement or other Contract relating to the use by a third party of Company-Owned Intellectual Property (other than non-exclusive licenses granted to a vendor or service provider where the rights in Intellectual Property granted to such Person are solely for such vendor or service provider’s provision of services to a Company) or agreement for the development of any Intellectual Property for any Company (other than agreements with employees entered into in the Ordinary Course of Business on standard forms of agreement) or by any Company for any Person;
(xxii)any Contract pursuant to which any Company settled any action, litigation, suit or other judicial or administrative proceeding, claim, assertion, or threat with respect to Intellectual Property, including settlement agreements, coexistence agreements, and consent agreements;
(xxiii)any Contract with an internet-based food delivery service; and
(xxiv)any Contract with any Material Supplier (other than purchase orders entered into in the Ordinary Course of Business).
(b)True and complete copies of all Material Contracts and any amendments thereto have been made available to Buyer. Each Material Contract is in full force and effect, is a valid and binding obligation of the applicable Company and, to the Knowledge of the Company, of each other party thereto (subject to the Enforceability Exceptions). No Company is and, to the Knowledge of the Company, no other party to any such contract is, in material breach of, or material default under, any Material Contract, and to the Knowledge of the Company, no event has occurred or circumstances exist which with notice or lapse of time, or both, would (i) constitute a material breach or default under any Material Contract; (ii) result in a right of termination or requirement that either Company make increased payments under any Material Contract (other than increased payments required in connection with contract automatic renewals in the Ordinary Course of Business); or (iii) cause or permit the acceleration of or other changes to any material right or obligation of, or the loss of any material benefit for, any party to such Material Contract. Neither of the Companies has received any written notice regarding or alleging a violation or breach of, default under, or intention to cancel terminate, adversely modify or refuse to perform under or renew, any Material Contract.
4.12    Employee Benefit Plans.
(a)Section 4.12(a) of the Disclosure Schedules sets forth a complete list of all current “employee benefit plans” (as that term is defined in Section 3(3) of ERISA) and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements (including any restrictive covenant or confidentiality agreement), incentive, equity or equity-based compensation, or deferred compensation arrangements, supplemental retirement, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, health and welfare, retirement, pension, life insurance, perquisites and fringe benefit plans, programs, agreements and arrangements, in each case, whether or not tax-qualified and whether or not subject to ERISA, whether fully insured or self insured, whether oral or in writing, whether funded or unfunded, maintained, administered or sponsored by the Companies or any ERISA Affiliate, to which the Companies or any of ERISA Affiliate contributed or is obligated to contribute thereunder for the benefit of current or former employees, directors, consultants, independent contractors or advisors of the Companies or any ERISA Affiliate or their spouses or dependents or pursuant to which the Companies or any ERISA Affiliate has or may have any current or contingent liability, or with respect to which Buyer may have any liability (each of the foregoing being referred to in this Agreement as a “Company Benefit Plan“).
(b)Each Company Benefit Plan has been established, operated, funded and administered in material compliance with its terms and applicable Law including ERISA and the Code. All contributions (including all employer contributions and employee salary reduction contributions), premiums and expenses to or in respect of each Company Benefit Plan have at all times been timely paid in full and in accordance with Laws or, to the extent not yet due, have been appropriately accrued in accordance with generally accepted accounting principles. All required reports and descriptions (including, without limitation, Form 5500 annual reports, Form 1094-Cs, Form 1095-Cs, summary annual reports, and summary plan descriptions) with respect to each Company Benefit Plan have been properly and timely filed and/or distributed to participants and other applicable individuals in accordance with the applicable requirements of ERISA and the Code. The Company Benefit Plans intended to qualify under Section 401 or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code have received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that in the form of such Company Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. Nothing has occurred with respect to the operation of the Company Benefit Plans that could cause the loss of such qualification or exemption, or the imposition of any Liability, penalty or tax under ERISA or the Code. Neither the Companies nor any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Company Benefit Plan, has engaged in a prohibited transaction. None of the Companies have engaged in any transaction as a result of which the Company or its Subsidiaries could be subject to any liability pursuant to Sections 406 and 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a Tax imposed pursuant to Section 4975 of the Code. Neither the Companies nor any other fiduciary of any Company Benefit Plan has any material liability for (i) breach of fiduciary duty or (ii) any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.
(c)Except as set forth on Section 4.12(a) of the Disclosure Schedules, no Company has any liability or obligation (including under any Company Benefit Plan) to provide any post-employment or post-retirement health or medical or life insurance benefits, except continuation coverage required under Section 4980B of the Code (or equivalent state Law) (the full cost of which is borne by the applicable participant). The Companies and any ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, (ii) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder and (iii) except as set forth on Section 4.12(a)-(iii) of the Disclosure Schedules, the applicable requirements of the ACA. Each Company has, or has arranged to have, maintained all records necessary to demonstrate material compliance with the ACA. The Companies have not incurred (whether or not assessed) or could reasonably be expected to incur any Tax or penalty under Section 4980B, 4980D, 4980H (except as set forth on Section 4.12(a)-(iii) of the Disclosure Schedules), 6721 or 6722 of the Code. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Except as set forth on Section 4.12(a) of the Disclosure Schedules, the obligations of all Company Benefit Plans that provide health, welfare or similar insurance are and at all times have been fully insured by bona fide third-party insurers . No Company Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.
(d)The Company has made available to Buyer true and complete copies of the following documents relating to the Company Benefits Plans: (i) all plan documents and related trust documents, insurance contracts or other funding arrangements, investment management agreements, financial statements, and all amendments thereto; (ii) the three (3) most recent Forms 5500 or other forms required to be filed annually with the DOL or IRS, including all schedules thereto; (iii) the three (3) most recent most recent actuarial, annual funding and similar reports or notices, if any; (iv) the most recent IRS determination or opinion letter; (v) all correspondence, rulings or opinions issued by the DOL or the IRS and all material correspondence from the Company to the DOL or the IRS, other than routine reports, returns or other filings within the last three (3) years; (vi) all material non-routine correspondence between the Company and any individual or plan sponsor or administrator in the last three (3) years; (vii) the most recent summary plan descriptions or employee booklets; and (viii) written summaries of all non-written Company Benefit Plans.
(e)None of the Companies have a Contract, plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan.
(f)Except as set forth on Section 4.12(a) of the Disclosure Schedules, there are no (and in the past five (5) years have not been any) pending or threatened Proceeding arising from or relating to the Company Benefit Plans, nor, to the Knowledge of the Company, are there any facts that could form the basis for any such claim or lawsuit. There are no (and in the past five (5) years have not been any) filings, applications or other matters pending with respect to the Company Benefit Plans with the IRS, DOL or any other Governmental Authority. No Company Benefit Plan is (or in the past three (3) years has been) under audit or the subject of an investigation by the IRS, the DOL, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission or any other

Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.
(g)No Company Benefit Plan is and neither the Companies nor any ERISA Affiliate maintains, sponsors, operates, administers, funds, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to, any: (i) “employee pension benefit plan” (as defined under Section 3(2) of ERISA), which is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) “multiple employer plan” as described in Section 413 of the Code; or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). There is no lien pursuant to ERISA Sections 303(k) or 4068 or Code Section 430(k) in favor of, or enforceable by, the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of any Company. No cash or bond or other amount is payable by any Company or any ERISA Affiliate to the Pension Benefit Guaranty Corporation pursuant to Section 4062(e) of ERISA. No Company has any Liability on account of at any time being considered a single employer with another Person under Section 414 of the Code. No Company and no ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a Liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which could give rise to a liability of the Companies or Buyer under Section 4069 or Section 4212(c) of ERISA.
(h)Except as required by Law, no provision exists that would prevent any Company or Buyer from terminating or amending any Company Benefit Plan at any time for any reason.
(i)Each Company Benefit Plan or other Contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code), including any award thereunder, (i) has at all times complied in form and operation in all respects with the requirements of Section 409A of the Code or (ii) is exempt from Section 409A of the Code. Neither of the Companies nor any ERISA Affiliate has any obligation to gross-up, indemnify, reimburse or otherwise provide any additional benefit to any Person for any Taxes imposed under Section 409A of the Code or otherwise.
4.13    Employee Matters.
(a)Section 4.13(a) of the Disclosure Schedules sets forth a true, correct and complete list of all current directors, officers and employees of each Company (each, an “Employee”) as of the Closing Date, and sets forth each Employee’s (i) hourly rate of compensation or base salary, as applicable, the amount of any incentive or bonus compensation for which such Employee is eligible and the amount of such additional compensation actually paid by such Company to each Employee in 2023, (ii) position/title, (iii) date of hire, (iv) work status (i.e., full-time, part-time, temporary, on leave of absence etc.), and (v) status as exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and comparable applicable state law. All Employees of the Companies are employed at-will.
(b)Section 4.13(b) of the Disclosure Schedules sets forth a true, correct and complete list of all independent contractors or consultants that are individuals (not entities) of each Company who are engaged through means other than through a staffing agency, professional employment organization or similar operation, including individuals who are engaged directly or through entities in which the individuals have an ownership interest (each, a “Contractor”), whether providing services pursuant to a written consulting agreement or otherwise, which indicates for each Contractor: (a) his, her or its name; (b) description of services, including whether the Contractor is permitted to do work for others and sub-contract work; (c) location of engagement; (d) engagement date; and (e) total compensation paid in 2022 and 2023.
(c)No management-level Employee or Contractor has notified the Companies that such Employee or Contractor intends to terminate his or her employment or engagement, as applicable, with the Companies, and, to the Knowledge of the Company, no management-level Employee or Contractor of the Companies has any plans to terminate or modify his or her status as an Employee or Contractor of the Companies within the six-month period following the Closing Date. Except as set forth in Section 4.13(c) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses and accrued vacation payable to all Employees, Contractors or consultants of the Companies for services performed on or prior to the date hereof have been paid in full (other than those not yet paid in the Ordinary Course of Business) and there are no outstanding agreements, understandings or commitments of the Companies with respect to any compensation, commissions or bonuses.
(d)The Companies are not a party to or bound by any collective bargaining agreement, Contract or other arrangement or understanding with a labor union or labor organization. No Company has been subject to a strike, work stoppage or material organized labor dispute in the prior three (3) years. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Companies, and there has not been at any time during the past three (3) years any threatened representation question or organizational campaign, efforts or activities concerning Employees or Contractors of the Companies. To the Knowledge of the Company, no labor union currently represents or has given the Companies notice that it intends to organize any Employees or Contractors. No unfair labor practice complaint or similar application against any Company is currently anticipated, pending or, to the Knowledge of the Company, threatened or has been brought during the past five (5) years before any Governmental Authority.
(e)Except as set forth on Section 4.13(e) of the Disclosure Schedules, the Companies are and have been in the past five (5) years in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, minimum wages, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. The Companies are not liable for any levies, assessments of any kind, penalties or other sums for failing to comply with any employment Laws. Except as set forth on Section 4.13(e) of the Disclosure Schedules, each Employee and Contractor of, and each other individual performing any services for, the Companies is, and has in the past five (5) years been, properly classified under applicable Law as a common law employee, independent contractor, leased employee or agent of each Company including with respect to any Company Benefit Plan, and the Companies do not have any Liability for the improper classification of any employees as leased employees, independent contractors, or exempt from the overtime requirements of the Fair Labor Standards Act or any other applicable employment standards Law. The Companies have in the past five (5) years complied with the U.S. Worker Adjustment and Retraining Notification Act and similar state and local laws.

(f)To the Knowledge of the Company, no Employee or Contractor is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant agreement or other obligation: (i) owed to the Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Companies.
(g)Neither the execution, delivery and performance of any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due from the Companies or, to the Knowledge of the Company, any other Person to any Employee or Contractor, (ii) increase any benefits payable under any Contract between the Companies and any Employee or Contractor, or (iii) accelerate the time of payment or vesting of any benefits under any such Contract.
(h)The Companies have withheld all amounts required by Law to be withheld from payments made by it with respect to all Employees, including those with respect to income Tax withholdings, pension plan contributions and employment or unemployment insurance premiums and remittances, and has remitted all such amounts to the appropriate Governmental Authorities within the times required by applicable Laws.
(i)All employees of each Company have the right to legally work in the United States. Except as set forth on Section 4.13(i) of the Disclosure Schedules, each Company has properly completed a Form I-9 to verify the identity and work authorization for all current employees of each Company and all prior employees of each Company terminated within the twelve (12) month period prior to the Closing Date and do not have actual or constructive knowledge that any employee is not authorized to work in the United States. Each Company is in material compliance with applicable federal, state and local E-Verify laws in each jurisdiction where the Company has operations and/or employees. Neither of the Companies has during the past five (5) years been investigated, raided, audited or fined by any Governmental Authority pursuant to, to enforce, or otherwise in connection with any immigration Laws.
(j)To the Knowledge of the Company, there are no, and during the past five (5) years, have been no, internal reports or internal complaints submitted concerning sexual harassment or conduct of a sexual nature by any employee of any Company. To the Knowledge of the Company, except for relationships between married employees, there are no consensual or non-consensual sexual relationships between any current legal or beneficial owner, officer, or supervisor-level employee of any Company, on the one hand, and any current direct report or other subordinate of any of the foregoing individuals, on the other hand. In the past five (5) years, neither of the Companies has entered into any settlement agreement related to allegations of sexual harassment by any legal or beneficial owner, officer, or supervisor-level employee of any Company.
4.14    Litigation.
(a)Except as set forth on Section 4.14(a) of the Disclosure Schedules, (i) there are no Proceedings pending or brought by or against either of the Companies or the properties or assets of the Companies or, to the Knowledge of the Company, threatened against any Company or against any of the properties or assets of the Companies, or, to the Knowledge of the Company, any key employee of any Company (in their capacity as such), nor have there been any such Proceedings since January 1, 2019, and (ii) no Company is, or has been since January 1, 2019, subject to any Order of any Governmental Authority. Section 4.14(a) of the Disclosure Schedules further sets forth, with respect to each pending matter disclosed on such schedule, (A) the parties, (B) the nature of the dispute, (C) the relief sought (including the approximate amount of damages or other relief sought, if known), (D) the status of the dispute, and (E) whether the Companies’ insurance is expected to cover the relief.
(b)Section 4.14(b) of the Disclosure Schedules lists all civil or criminal litigation, arbitration, mediation or other Proceedings to which any Company or any officer, manager, member or employee of the Company (in their capacities as such) is or was a party that was settled or adjudicated within the past five (5) years or was settled and adjudicated more than five (5) years ago, but with respect to which the obligations of the applicable Company have not yet been fully satisfied or performed.
4.15    Compliance with Laws; Permits.
(a)Except as set forth on Section 4.14(a)-1 of the Disclosure Schedules, the operations, business and assets of the Companies are and, for the prior five (5) years have been, in compliance in all material respects with applicable Laws. Except as set forth on Section 4.14(a)-2 of the Disclosure Schedules, in the prior five (5) years, no Company has received written, or to the Knowledge of the Company oral, notice of or been charged in writing with the violation of any Laws. To the Knowledge of the Company, no Company is under investigation with respect to a material violation of any Laws. Except as set forth on Section 4.14(a)-3 of the Disclosure Schedules, in the prior five (5) years, no Company has received written notice that a Company is under investigation with respect to a material violation of any Laws.
(b)The Companies have been granted, and are in compliance with, all material Permits necessary for the operation of their business, which Permits are set forth on Section 4.15(b) of the Disclosure Schedules. In the prior five (5) years, no Company has received any written or, to the Company’s Knowledge, oral notice of (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Permit, or (ii) that any Governmental Authority or other licensing authority will revoke, cancel, rescind, materially modify or refuse to renew in the Ordinary Course of Business any of the Permits. There are no claims pending or, to the Knowledge of the Company, threatened, relating to a violation, suspension, revocation or modification of any Permit. The Permits set forth on Section 4.15(b) of the Disclosure Schedules collectively constitute the Permits necessary to permit the Companies to conduct and operate their business consistent with past practice and applicable Law in all material respects.
4.16    Environmental Matters.
(a)The Companies are in material compliance with all Environmental Laws and have not received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. There has been no Release of Hazardous Materials by the Company in connection with the Leased Real Property.
(b)The Companies have obtained, and are in material compliance with, all Environmental Permits required for the ownership, lease, operation or use of their business or assets. There is no Proceeding pending, or, to the Knowledge of the Company, threatened to review, subject to limitations or conditions, suspend, revoke or terminate any Environmental Permit.

(c)No Leased Real Property is, to the Company’s Knowledge, listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list nor is any Leased Real Property, to the Company’s Knowledge, subject to any remediation, response action or cleanup requirement pursuant to any Environmental Law.
(d)To the Company’s Knowledge, in the prior three (3) years, (i) there has been no Release of Hazardous Materials in contravention of Environmental Laws by the Companies or with respect to any Leased Real Property; and (ii) the Companies have not received an Environmental Notice that any Leased Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Companies.
(e)To the Company’s Knowledge: (i) there are no underground treatment or storage tanks or underground piping associated with such tanks used currently or in the past for the storage or management of Hazardous Materials; and (ii) no portion of the Leased Real Property was used as a Hazardous Materials dump or landfill at any time. The Companies have delivered true, correct and complete copies to Buyer of any environmental assessments related to the Leased Real Property which are in the Companies’ possession or reasonable control.
(f)The representations and warranties set forth in this Section 4.16 are the Company’s sole and exclusive representations and warranties regarding environmental matters.
4.17    Brokers. Except for Stout (the fees of which Sellers are solely responsible), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers or the Companies in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.
4.18    Insurance.
(a)Section 4.18(a) of the Disclosure Schedules lists, as of the date of this Agreement, all insurance and self-insurance arrangements (other than those related to or providing benefits under a Company Benefit Plan) currently maintained by any Company covering any of its assets, employees or business or with respect to which a Company is a named insured or otherwise the beneficiary of coverage (the “Insurance Policies” and each, an “Insurance Policy”). All premiums or payments due prior to the Closing Date under such Insurance Policies have been or will be timely paid prior to the Closing Date. No Company is in breach or default with respect to its obligations under any Insurance Policies and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification under such Insurance Policies. True, complete and correct copies of the Insurance Policies and loss runs for the previous three (3) calendar years for such Insurance Policies have been made available to Buyer. The Companies have given timely notice to the insurers (or the applicable insurer or representative) under such Insurance Policy of all material claims that a Company had knowledge of prior to the expiration of the applicable period for submitting any such claims and that would reasonably be expected to be covered under the terms of the insurance coverage provided under such Insurance Policy (other than those for which notice was provided to insurers under another Insurance Policy covering such claims), and no such claims submitted by a Company have been denied or disputed in writing by any insurer. The Companies have not received notice from any insurer or agent of such insurer that any material coverage will be terminated, specially rated or not renewed, or that substantial capital improvements or other expenditures will have to be made in order to continue the insurance under the Insurance Policies, and all such insurance is outstanding and duly in force.
(b)Section 4.18(b) of the Disclosure Schedules sets forth all claims made under the Insurance Policies in the last three (3) years.
4.19    Books and Records; Bank Accounts.
(a)The books of account, minute books, records of equity and other business records of the Companies, all of which have been provided to Buyer, are complete and accurate in all material respects and have been maintained in accordance with sound business practices and applicable Laws. The minute books of the Companies contain accurate and complete records of all meetings held of, and action taken by, the equityholders, managers, boards, committees and all other applicable governing bodies. At the Closing, all of such books and records will be in the possession of the applicable Company.
(b)Section 4.19(b) of the Disclosure Schedules sets forth a correct and complete list of (i) the name and address of each bank with which a Company has an account or safe deposit box, (ii) the name of each Person authorized to draw thereon or having access thereto and (iii) the account number for each such account and the safe deposit box number for any such safe deposit box maintained by a Company.
4.20    Material Suppliers. Section 4.20 of the Disclosure Schedules sets forth a complete and accurate list of the top fifteen (15) vendors or suppliers of the Company by volume of purchases from such suppliers during the twelve month period ended on the Balance Sheet Date and during the calendar year ended December 31, 2022 (collectively, the “Material Suppliers“) showing the dollar amount of the purchases from each such Material Supplier during such period. No Company has received any written, or to the Knowledge of the Company any other, notice since September 30, 2022 from any Material Supplier stating or threatening that such Material Supplier shall in the future cease or otherwise terminate its supply of products or services to a Company or shall in the future substantially reduce or materially and adversely modify its supply of products or services to a Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).
4.21    Related Persons Transactions. Except for the matters disclosed on Section 4.21 of the Disclosure Schedules, no equityholder of any Company or any of their Affiliates, and no officer, director or manager of any Company (or, to the Knowledge of the Company, any Related Person of any such Person who is an individual or any entity in which any such Person or any such Related Person thereof owns a material interest): (a) has any direct or indirect interest in any asset owned or leased by any Company or used in connection with the business of such Company, or (b) has directly or indirectly engaged in, or is a party to, any transaction, arrangement or understanding with any Company (other than the transactions contemplated hereby or payments made to any officers, directors and managers of any Company in the Ordinary Course of Business or any Contract relating to the employment of such Person) (the “Related Persons Contracts”).
4.22    Food Safety Matters. Except as set forth on Section 4.22 of the Disclosure Schedules, since January 1, 2019, no Company has been subject to an FDA, USDA or other Governmental Authority shutdown, nor received any actual or threatened warning letter, untitled letter, or any other notice from any Governmental Authority or been subject to a pending or threatened Proceeding, audit, or investigation from any Governmental Authority relating to any material non-compliance with any

Applicable Food Laws, and, to the Knowledge of the Company, no Governmental Authority is considering such action. Neither Company sells or distributes any food products under any private label (or “own”) brand of either Company.
4.23    No Other Representations or Warranties.
(a)NONE OF THE COMPANIES, THE SELLERS, ANY RESPECTIVE AFFILIATES THEREOF, OR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE), HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANIES OR THE BUSINESS OF THE COMPANIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES III and IV HEREOF.
(b)Without limiting the generality of the foregoing, none of the Companies, the Sellers or any respective Affiliates or Representatives thereof have made, and shall not be deemed to have made, any representations or warranties in the information or materials relating to the Companies or the business of the Companies made available to Buyer and its Affiliates, including projections, due diligence materials, data room materials, or in any presentation by management of the Companies or others in connection with the transactions contemplated hereby, and no statement contained in any of such information or materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing (except, in each case, to the extent that a representation or warranty speaks as of another date, in which case as of such date) as follows:
5.1    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business.
5.2    Authorization of Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated by this Agreement (the “Buyer Documents“), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on behalf of Buyer. This Agreement and each of the Buyer Documents have been duly executed and delivered by Buyer, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Buyer Documents constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

5.3    Conflicts; Consents of Third Parties.
(a)None of the execution, delivery or performance by Buyer of this Agreement or the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of Buyer; (ii) any Contract or Permit to which Buyer is a party or by which any of its properties or assets are otherwise bound; (iii) any Order applicable to Buyer or by which any of its properties or assets are otherwise bound; or (iv) any applicable Law, other than, in the case of clause (ii), such conflicts, violations, defaults, terminations or cancellations that would not be material to Buyer’s ability to consummate the transactions contemplated hereby.
(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by Buyer of any other action contemplated hereby or thereby, except for compliance with any other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not be material to Buyer’s ability to consummate the transactions contemplated hereby.
(c)Except for approval by the board of directors of Grocery Outlet Holding Corp., a Delaware corporation, none of the execution, delivery or performance by Buyer of this Agreement or the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof, requires the vote or approval of the holders of any class or series of capital stock or other securities of Buyer or any direct or indirect equity holder of Buyer.
5.4    Litigation. There are no legal Proceedings or Orders pending or, to the knowledge of Buyer, threatened, against Buyer that would reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”).
5.5    Investment Intent. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Buyer understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
5.6    Brokers. Except for Bank of America Corporation, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.7    Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or the Companies. Buyer is solvent as of the date of this Agreement, will be solvent as of the Closing, and, assuming that the representations and warranties of the Sellers contained in this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, Buyer and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they mature or become due.
ARTICLE VI
PRE-CLOSING COVENANTS
6.1    Conduct of Business Pending Closing.
(a)During the period from the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 9.1 hereof, except as required by Law, as contemplated by this Agreement, as set forth in Section 6.1 of the Disclosure Schedules or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however that Buyer’s consent to a new Company Real Property Lease or the termination, modification or amendment of an existing Company Real Property Lease may be withheld in Buyer’s sole discretion), the Companies shall use reasonable best efforts to carry on the business of the Companies in the ordinary course in all material respects and to preserve the current operations, organization and goodwill of the business of the Companies as a whole, including with respect to its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies. Without limiting the generality of the foregoing, except as required by Law, as contemplated by this Agreement or as set forth in Section 6.1 of the Disclosure Schedules, the Sellers shall, and shall cause the Companies to:
(i)preserve and maintain compliance with all of its Permits;
(ii)pay its debts and other obligations when due;
(iii)use commercially reasonable efforts, in compliance with applicable Company Real Property Leases, to maintain the properties and assets owned, operated or used by either Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(iv)continue in full force and effect without modification all Insurance Policies and cause all such policies that are due for renewal to be renewed, except in each case as required by applicable Law;
(v)perform in all material respects its obligations under all Material Contracts relating to or affecting its properties, assets or business and continue in good faith any negotiations of Material Contracts or prospective Contracts that would be considered Material Contracts;

(vi)maintain its books and records in accordance with past practice;
(vii)comply in all material respects with all applicable Laws; and
(viii)not take or permit any action that would cause any of the changes, events or conditions described in Section 4.7 to occur, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that this Section 6.1(a)(viii) shall not prohibit any Seller or Company from taking any actions reasonably required to comply with any applicable Law).
(b)Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Companies prior to the Closing Date, (ii) prior to the Closing Date, each Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to conflict with or violate any Law.
(c)Buyer shall respond with promptness and in good faith to any and all requests by the Sellers for consent(s) for the Sellers or the Companies to take (or cause to be taken) any of the actions specified in Section 6.1(a)(viii), and if Buyer fails to respond within ten (10) Business Days following receipt of a written or email request by the Sellers, then Buyer shall be deemed to have approved or consented to such request by the Sellers.
6.2    Access to Information; Confidentiality; Notice of Certain Events.
(a)From the date hereof until the Closing Date or earlier termination of this Agreement, the Companies will provide (or cause to be provided) Buyer and its Representatives with reasonable access during normal business hours to such books and records of the Companies as Buyer may reasonably request in advance, in each case to the extent relating to the transition of the Companies’ business to Buyer or to facilitate the consummation of the Closing; provided, that (i) such access will be given in a manner that minimizes interference with the operations, activities and employees of the Companies, (ii) such access and disclosure would not violate the terms of any agreement to which any Company is bound or any applicable Law, (iii) such access and disclosure would not jeopardize any attorney-client or other privilege, (iv) no Company shall be required to provide any individually identifiable health related information except in compliance with applicable Law, and (v) Buyer will consult in good faith with Stout or Bargain Barn’s Chief Executive Officer regarding contact and communications with the employees, contractors, customers, suppliers, regulators and other business relations of the Companies prior to making such contact or communication. Neither the Companies nor the Sellers makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.2(a), and Buyer may not rely on the accuracy of any such information.
(b)Except as set forth in Section 7.4 (including, without limitation, Buyer’s issuance of a press release upon execution of this Agreement and related investor communications which may include information regarding the Companies and certain terms of this Agreement), until the consummation of the Closing, Buyer shall keep all information of the Companies (including the terms of this Agreement) confidential in accordance with the terms of the Confidentiality Agreement, and Buyer shall be responsible for compliance with, and any breach of the foregoing, by its Representatives.
(c)From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct in all material respects, or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 to be satisfied.
6.3    Reasonable Efforts; Further Assurances.
(a)As soon as reasonably practicable after the date hereof, each of Buyer and Sellers shall use its commercially reasonable efforts to make and shall cause their Affiliates (including in the case of the Sellers, the Companies) to use commercially reasonable efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required of such party by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement, including the notices, filings, consents or approvals set forth on Section 4.3 of the Disclosure Schedules that are required to be made with a Governmental Authority. Subject to restrictions required by Law, Buyer and Sellers shall promptly supply, and shall cause their Affiliates promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to this Section 6.3(a). Buyer will pay all fees associated with all filings and submissions referred to in this Section 6.3.
(b)Upon the terms and subject to the conditions set forth in this Agreement, the Sellers, on the one hand, and Buyer, on the other hand, agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably possible following the date hereof, including using its commercially reasonable efforts to accomplish the following: (i) the causing of all of the conditions set forth in ARTICLE VIII to the other Parties’ obligations to consummate the transactions contemplated hereby to be satisfied and to consummate the other transactions contemplated hereby, (ii) the prompt obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution or delivery of any additional instruments necessary to carry out fully the purposes of, this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all such necessary actions. The Parties shall not intentionally take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
6.4    Exclusive Dealing. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE IX, the Sellers shall not and shall not authorize and shall cause its owners, officers, directors, managers and Representatives to not, directly or indirectly solicit, initiate, authorize, participate in, facilitate, encourage, assist, induce (or otherwise enter into) any inquiry, discussion, proposal, offer, negotiations, agreement, letter of intent, arrangement or understanding with, or provide any information to, any Person (other than Buyer, a

Buyer Affiliate and Buyer’s Representatives), in each case concerning any Alternative Transaction. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE IX, the Sellers’ Representative will promptly notify Buyer of the receipt of any oral or written offer, indication of interest, proposal or inquiry relating to an Alternative Transaction. Sellers agree that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1    Further Assurances. Following the Closing, the Parties shall reasonably cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties hereby agree (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other Parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
7.2    R&W Insurance Policy. All costs and expenses related to the R&W Insurance Policy due at Closing to the issuer of the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, surplus line fees and other fees and expenses of the R&W Insurance Policy (the “R&W Insurance Expenses”) will be shared equally between Buyer, on the one hand, and Sellers, jointly and severally, on the other hand. Buyer and its Affiliates will not amend, waive, modify or otherwise change, terminate or waive any provision of the R&W Insurance Policy (i) with respect to any waiver of subrogation rights against Sellers or (ii) in any manner that would increase or expand the ability or rights of the insurer thereunder to bring any Proceeding against, or otherwise seek recourse from Sellers, in each case without the prior written consent of Sellers (which consent will not be unreasonably withheld or delayed) and in each case, other than other than to subrogate or otherwise make or bring a claim, in either case, arising from Fraud. Promptly following the Closing, Sellers will deliver, or cause to be delivered, to Buyer a USB copy of the Virtual Data Room titled “Project Farm” hosted on the SmartRoom virtual data room portal by the Companies.
7.3    Books and Records. From and after the Closing, Buyer shall, and shall cause the Companies to, provide the Sellers and their Representatives with access to (for the purpose of examining and copying), during normal business hours, the books and records of the Companies with respect to periods prior to the Closing Date which are relevant to (a) the preparation of any Tax Return, accounting records or with respect to any Tax claim or similar proceedings, (b) any Proceeding relating to the Sellers’ Representative, or (c) any claim for indemnification against any Seller pursuant to ARTICLE XI , whether or not related to any Proceeding; provided that Buyer and the Companies shall not be obligated to provide any access under this Section 7.3 with respect to any information the disclosure of which could, in Buyer’s sole discretion, result in the waiver of any privilege, violate any Law or breach any duty of confidentiality owed to any Person; provided further that any such access does not unreasonably interfere with the normal business operations of the Companies. Unless otherwise consented to in writing by the Sellers’ Representative, Buyer shall not, and shall not permit the Companies to, for a period of five (5) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Companies, or any portions thereof, relating to periods prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty (30) days’ prior written notice to the Sellers’ Representative and offering to surrender to the Sellers’ Representative such books and records or such portions thereof.
7.4    Public Announcements. Other than the press release to be issued by Buyer upon or following the execution of this Agreement, and Buyer’s ordinary course investor relations and public disclosures, no press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the joint approval of Buyer and the Sellers’ Representative, except: (a) communications and notices by any Party or Gen Cap America, Inc. and/or its Affiliates to its lenders or advisors that are under a duty of confidentiality, or (b) to the extent a Party (or a Party’s Affiliate) is obligated by applicable Law or the rules of any market exchange upon which such Party’s (or its Affiliate’s) securities are traded (in the reasonable opinion of such Party’s counsel).
7.5    Director and Officer Indemnification and Insurance.
(a)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Companies now existing in favor of each Person who is now, or has been at any time prior to the Closing, an officer or director of the Companies, as provided in the Organizational Documents of the Companies, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 7.5(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(b)The Companies shall obtain as of the Closing Date “tail” insurance policies (the “Tail Policies”) of directors’ and officers’ liability insurance with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less favorable to the directors and officers of the Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The full cost of the Tail Policies, including premiums and other fees and expenses of the Tail Policies (the “Tail Policy Expenses”), will be included in the Company Transaction Costs.
7.6    Benefit Plans.
(a)For purposes of eligibility and vesting only under the benefit and compensation plans, programs, agreements and arrangements of Buyer in which Continuing Employees are eligible to participate following the Closing (the “Buyer Plans”), Buyer or one of its Affiliates shall take all actions reasonably necessary to credit each Continuing Employee with his or her years of service with the Companies and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits with respect to the same period of service or for any purpose with respect to a defined benefit pension plan. In addition, Buyer will use commercially reasonable efforts to cause (i) for purposes of each Buyer Plan providing welfare benefits (including medical, dental, pharmaceutical and/or vision benefits) to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Continuing Employee participated immediately prior to the Closing, and (ii) for the plan year in which the Closing occurs, the crediting of each Continuing

Employee with any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any applicable copayments, deductibles or out-of-pocket requirements under any Company Benefit Plan; provided that all documentation to provide such crediting is timely provided to Buyer or one of its Affiliates.
(b)Nothing contained herein, express or implied, shall (i) create any third-party beneficiary or other rights in any current or former employee, director, officer or independent contractor of the Company including any Continuing Employee to enforce the provisions of this Section 7.6, (ii) confer upon any current or former employee of the Companies (or any beneficiary thereof) including any Continuing Employee any right to employment or continued employment for any period or receipt or continued receipt of any specific employee benefit or any term or condition of employment with a Company, Buyer or any of their respective Affiliates, or (iii) be treated as an amendment to or any other modification or waiver of any provision, term or condition, or the creation, adoption or establishment of, any Company Benefit Plan, Buyer Plan or other employee benefit plan of any of the Companies, Buyer, or any of their respective Affiliates. Nothing contained herein shall require Buyer, the Companies, or any of their respective Affiliates to provide any specific form of benefit or inhibit Buyer’s, the Companies’, or any of their respective Affiliates’ ability to amend, establish or terminate any Company Benefit Plan, Buyer Plan or other employee benefit plan of Buyer, the Companies, Seller, or any of their respective Affiliates following the Closing.
7.7    Sellers’ Representative.
(a)Designation. The Sellers’ Representative is hereby designated by each of the Sellers to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative.
(b)Authority. Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints the Sellers’ Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including the full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated hereby; (ii) to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Shares and execute such further instruments of assignment as Buyer shall reasonably request; (v) to execute and deliver on behalf of such Seller any amendment or waiver hereto; (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith, including, without limitation, the determination of, and adjustments to, the Purchase Price, the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs pursuant to Section 2.3 and Section 2.5, and Taxes pursuant to ARTICLE X; and (vii) to do each and every act and exercise any and all rights which such Seller or the Sellers collectively are permitted or required to do or exercise under this Agreement. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object to, dissent, protest or otherwise contest the same; provided, however, that the Sellers’ Representative shall not take any such action where (A) any single Seller would be held solely liable for any damages or amounts in connection with this Agreement (without such Seller’s consent) or (B) such action materially and adversely affects the substantive rights or obligations of one Seller or group of Sellers, without a similar proportionate effect upon the substantive rights or obligations of all Sellers, unless each such disproportionately affected Seller consents in writing thereto (except for any disparate effect resulting from such holders holding different classes of capital stock of Holdings).
(c)Authorized Action; Indemnification. Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Sellers’ Representative, on behalf of such Seller, pursuant to Section 7.7(b) above (an “Authorized Action“), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees that the Sellers’ Representative, in its capacity as the Sellers’ Representative, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted Fraud or willful misconduct. Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Sellers’ Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Sellers’ Representative in connection with any Proceeding to which the Sellers’ Representative is made a party by reason of the fact it is or was acting as the Sellers’ Representative pursuant to the terms of this Agreement and any expenses incurred by the Sellers’ Representative in connection with the performance of its duties hereunder.
(d)Exculpation. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Sellers’ Representative shall not be relieved of any liability imposed by Law for willful misconduct. The Sellers’ Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Sellers’ Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the performance of its other duties hereunder, except for actions or omissions constituting Fraud or bad faith.
7.8    Release.
(a)Effective upon Closing, each Seller, for itself, herself or himself and on behalf of its or his respective Affiliates, heirs, executors, administrators, trustees, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges the Companies and their respective Affiliates, directors, officers, employees, successors and assigns (collectively, “Company Released Persons”) from any and all rights, claims, debts, Liabilities, causes of action, obligations and Losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, whether based on Contract or any other basis, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising prior to Closing; provided, however, that the foregoing release does not cover the following matters (and, for purposes of clarity, such matters are not hereby released or discharged): (i) accrued but unpaid compensation for employment services and vested benefits under any Company Benefit Plan (if applicable); (ii) rights to indemnification and advancement of expenses in a Seller’s capacity as a director, officer or employee (or similar capacity); (iii) claims or rights arising under this Agreement or any other Transaction Document; or (iv) claims against Company Released Persons, other than the Companies, to the extent unrelated to the Companies, this Agreement or any other Transaction Document, including claims by one Seller as against another Seller. Further, each Seller, for itself or himself and on behalf of each of its or his respective Affiliates, heirs, executors, administrators, trustees, successors and assigns, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim released hereby, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Person released hereby based on any released claim. The release under this Section 7.8(a) will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.
(b)Effective upon Closing, each Company, on behalf of itself and its Affiliates and their respective directors, officers, employees, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges each Seller and (as applicable) their respective Affiliates, heirs, executors, administrators, trustees, successors and assigns, from any and all rights, claims, debts, Liabilities, causes of action, obligations and Losses of any nature or kind, whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, whether based on Contract or any other basis, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising prior to Closing; provided, however, that the foregoing release does not apply to (and, for purposes of clarity, such matters are not hereby released or discharged): (i) claims or rights arising under this Agreement or any other Transaction Document; or (ii) any claim, defense, fact or circumstance which a Company or any of its respective Affiliates determined after the Closing is necessary or desirable to defend against any Proceeding brought by any director, officer, employee, contractor or agent of the Companies or who provided services to the Companies or to prosecute any Proceeding against any director, officer, employee, contract or agent of the Companies or who provided services to the Companies relating to the work such individual performed for any Company prior to the Closing. Further, each Company, for itself and on behalf of each of its successors and assigns, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim released hereby, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Person released hereby based on any released claim. The release under this Section 7.8(b) will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.
7.9    Confidentiality. For a period of five (5) years from the Closing Date, each Seller will not, and will cause its respective Affiliates to not, directly or indirectly, use or disclose to any Person any non-public information of a confidential and proprietary nature to the extent related to the Companies or the business of the Companies, except (a) in connection with any pre-Closing Tax matter or Proceeding or to the extent required to do so by applicable Law or legal process, (b) to such Seller’s legal, accounting and other advisors to the extent relating to a potential or actual dispute arising under or in connection with this Agreement or any other Transaction Document, (c) as permitted under Section 7.4 herein, or (d) to the extent that such information enters the public domain through no fault of a Seller or any Affiliate of a Seller in violation of this Agreement. If a Seller or an Affiliate is required by applicable Law or legal process to disclose any non-public information concerning the Companies or the business of the Companies, such Seller will (and will cause its Affiliates to, as applicable): (i) to the extent permissible under applicable Law, give Buyer prompt written notice of such requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (ii) cooperate with Buyer, at Buyer’s sole cost and expense, to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained, such Seller or Affiliate will furnish only that portion of non-public information which, on the advice of its counsel, is legally required to be disclosed and, upon Buyer’s request and at Buyer’s sole cost and expense, use commercially reasonable efforts to seek confidential treatment (to the extent available) of such information.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)The representations and warranties of Buyer set forth in Section 5.1 (Organization and Good Standing) and Section 5.2 (Authorization of Agreement) must be true and correct in all respects as of the date of this Agreement and as of Closing Date as though made on and as of the Closing Date, and (ii) the other representations and warranties of Buyer set forth in ARTICLE V must be true and correct in all but de minimis respects (without giving effect to any materiality qualifications contained therein) as of the date of this Agreement and as of Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct would not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect. Buyer shall have delivered to Sellers’ Representative a certificate dated as of the Closing Date and signed by an authorized officer of the Buyer confirming the foregoing under this Section 8.1(a) (the “Buyer Bring-Down Certificate”).
(b)Buyer must have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement prior to the Closing.
(c)Buyer must have delivered or caused to be delivered to Sellers the items required by Section 2.4(c).
(d)Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect.
(e)There shall not be in effect any Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any court or Governmental Authority of competent jurisdiction that has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and there shall not be any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal.
8.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)The representations and warranties regarding the Sellers set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authorization of Agreement), Section 3.4 (Ownership of Shares) and Section 3.6 (Brokers’ Fees) and the representations and warranties regarding the Companies set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization) and Section 4.17 (Brokers) must be true and correct in all but de minimis respects as of date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) the other representations and warranties in ARTICLE III and ARTICLE IV must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein, except with respect to the Company Material Adverse Effect in Section 4.7), as of the date of this Agreement and as of Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct would not have, and would not reasonably be expected to have, a Company Material Adverse Effect. Sellers shall have delivered to Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Sellers’ Representative confirming the foregoing under this Section 8.2(a) (the “Sellers Bring-Down Certificate”).
(b)The Sellers must have performed and complied in all material respects with all material covenants and obligations required to be performed or complied with by them under this Agreement prior to the Closing.
(c)The Sellers must have delivered or must have caused to be delivered to Buyer all of the items required by Section 2.4(b).
(d)Sellers must have delivered or caused to be delivered to Buyer the consents, approvals, waivers or notices identified on Schedule 8.2(d), each in substantially the form attached hereto as Exhibit E.
(e)Sellers must have delivered or caused to be delivered to Buyer estoppels from the counterparties to the Company Real Property Leases listed on Schedule 8.2(e), each in substantially the form attached hereto as Exhibit F.
(f)Each of Lisa Bryson and Don Whitted shall be employed with Bargain Barn and shall not have tendered their resignation or provided notice of any intention to terminate their respective employment with Bargain Barn, and no greater than one (1) individual listed on Schedule 8.2(f) shall have tendered his or her resignation or provided notice of any intention to terminate his or her employment with Bargain Barn, such that Retention and Performance Bonus Agreements duly executed by no less than three (3) of such individuals shall be in full force and effect.
(g)No greater than seven (7) of the individuals set forth on Schedule 2.4(b)(ix) shall have tendered their resignation or provided notice of any intention to terminate their respective employment with Bargain Barn.
(h)Buyer shall have received all reasonably necessary consents, approvals, permits and licenses to allow the Companies to continue beer, wine and other alcohol sales as such sales are conducted on the date of this Agreement.
(i)There shall not be in effect any Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any court or Governmental

Authority of competent jurisdiction that has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and there shall not be any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal.
(j)Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
8.3    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with any provisions of this Agreement.
ARTICLE IX
TERMINATION; FEES AND EXPENSES
9.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)by mutual written consent of Buyer and the Sellers’ Representative;
(b)by Buyer or Sellers upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to April 10, 2024 (the “End Date”); provided that the termination rights under this Section 9.1(b) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such time;
(c)by either Buyer or Sellers’ Representative, upon written notice to the other party, if a court or Governmental Authority shall have issued an Order or taken any other action that is final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in compliance with its obligations under Section 6.3;
(d)by Buyer, if Buyer is not in material breach of its obligations under this Agreement, if (i) the Sellers have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(a) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Sellers contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt by Sellers of written notice thereof or is incapable of being cured by Sellers by the End Date; or
(e)by Sellers, if the Sellers are not in material breach of their obligations under this Agreement, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.1(a) would not be satisfied, or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of the foregoing (i) or (ii) above, inclusive, such breach or failure to perform is not cured within thirty (30) days after receipt by Buyer of written notice thereof or is incapable of being cured by Buyer by the End Date.
9.2    Effect of Termination. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice by the Buyer to the Sellers’ Representative (in the event of a Buyer termination) or by the Sellers’ Representative to the Buyer (in the event of a Sellers termination). In the event of any proper termination of this Agreement as provided in Section 9.1 hereof, (a) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in Section 6.2(b), Section 7.4, Section 7.7, and this Section 9.2, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, and (b) there shall be no liability on the part of any Party (or any of their respective Affiliates, managers, directors, officers, employees, members or other equity holders, agents or Representatives); provided, however, that (i) nothing herein shall relieve a Party from liability (or limit such liability) for any Fraud or willful and material breach hereof (which shall be deemed to include the failure of a party to consummate the transactions (or the financing therefor) contemplated by this Agreement following the satisfaction of all the conditions to such party’s obligations under ARTICLE VIII) occurring prior to such termination and (ii) Section 6.2(b) above and the Confidentiality Agreement will survive termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional period).
9.3    Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, or as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated.
ARTICLE X
TAX MATTERS
The following provisions shall govern the allocation of responsibility as between Buyer, on the one hand, and the Sellers’ Representative, on the other hand, for certain Tax matters following the Closing Date:
10.1    Straddle Periods; Tax Deductions.
(a)For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Companies for any taxable period of the Companies that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of the portion of the Taxes of the Companies for the portion of the Straddle Period ending on the Closing Date shall (i) in the case of real and personal property Taxes and similar ad valorem Taxes, be the amount of Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Taxes that are either (x) based upon or related to income or receipts, or (y) based on or measured by withholding, payroll, sales, transfers or assignments or any deemed sales, transfers or assignments of property (real or personal, tangible or intangible), be deemed equal to the amount which would be payable on a “closing of the books” basis if the relevant Tax period ended on the Closing Date. The Parties will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of the Closing Date.
(b)Any deductions, for income Tax purposes (determined at a “more likely than not” or higher level of comfort), attributable to the Company Transaction Costs shall be allocable solely to the Pre-Closing Tax Period of the Companies to the extent permitted by applicable Tax law (determined at a “more likely than not” or higher level of comfort).
10.2    Responsibility for Filing Tax Returns.
(a)Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Companies for Pre-Closing Tax Periods filed after the Closing Date (taking into account applicable extensions of time to file) (each, a “Buyer Prepared Tax Return”). Each Buyer Prepared Tax Return shall be prepared in accordance with applicable Laws, and to the extent not inconsistent with applicable Laws, the past practice of the Companies in preparing such Tax Returns. Buyer shall provide the Sellers’ Representative with each Buyer Prepared Tax Return no later than (i) thirty (30) days prior to the due date for such Buyer Prepared Tax Return that is an Income Tax Return and (ii) ten (10) days prior to the due date for such Buyer Prepared Tax Return that is not an Income Tax Return (in each case, taking into account applicable extensions of time to file) for the Sellers’ Representative’s review and comment; provided that, the delay of Buyer to deliver any Buyer Prepared Tax Return shall not relieve the Sellers of their obligations under this Agreement except to the extent they shall have been materially prejudiced by such delay. Buyer shall make such revisions to such Buyer Prepared Tax Returns as are reasonably requested by the Sellers’ Representative to the extent such comments are consistent with the past practice of the Companies and permitted by applicable Laws.
(b)Buyer and its Affiliates (including, after the Closing, the Companies) and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this ARTICLE X and any audit, litigation or other legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers’ Representative and Buyer and its Affiliates (including, after the Closing, the Companies) agree to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority.
(c)Buyer and its Affiliates (including, after the Closing, the Companies) and the Sellers’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed in connection with the transactions contemplated hereby.
10.3    Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest with respect thereto) (collectively, “Transfer Taxes“) incurred in connection with the transactions contemplated by this Agreement shall be borne 50% by Sellers and 50% by Buyer. The Party responsible under applicable Tax law shall, at its own expense, file all necessary Tax Returns and other documentation with respect to the Transfer Taxes and, if required by applicable Law, Buyer or Sellers, as applicable, shall (and shall cause its Affiliates to) join in the execution of any Tax Returns and other documentation related thereto.
10.4    Buyer Tax Covenants
(a)Buyer covenants that, without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed) or except as required by applicable Law, Buyer shall not, and shall not cause or permit the Companies to, (i) make or change any Tax election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of the Companies, (ii) amend or otherwise modify any Tax Return of the Companies, (iii) agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Companies with respect to any Pre-Closing Tax Period, or (iv) initiate or enter into any voluntary disclosure agreement or program, or similar process, with any Governmental Authority regarding any Tax (whether asserted or un-asserted) or Tax Return (whether filed or unfiled) of the Companies with respect to a Pre-Closing Tax Period, in each case if such action could reasonably be expected to have the effect of increasing the Tax liability of the Companies or any Seller in respect of any Pre-Closing Tax Period or increasing the liability of any Seller with respect to Taxes under this Agreement or otherwise.
(b)Buyer shall not take any action not expressly contemplated by the Transaction Documents on the Closing Date, after the Closing, that is outside the Ordinary Course of Business, and Buyer shall not cause or permit the Companies to take any such action on the Closing Date, after the Closing, in each case if such action could have the effect of increasing the Tax liability or reducing any Tax asset of the Companies or Sellers in respect of any Pre-Closing Tax Period or increasing the liability of Sellers under this Agreement.
10.5    Tax Withholding. Buyer and the Companies shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code or applicable Tax law; provided, however, that, except (a) attributable to any Seller’s failure to deliver IRS Form W-9 pursuant to Section 2.4(b)(vi) or (b) with respect to any payments of compensation to any individual, (i) prior to making any such deduction or withholding, the withholding party shall take commercially reasonable efforts to give the Sellers’ Representative notice of its intention to make such deduction or withholding (which such notice shall include the authority, basis and method of calculation for the proposed deduction or withholding) and (ii) Buyer and the Companies shall take commercially reasonable efforts to cooperate, and shall cause their respective Affiliates to cooperate, with the Sellers’ Representative to obtain reduction or relief from such deduction or withholding. To the extent that amounts are so deducted or withheld and remitted to the applicable Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.
10.6    Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.
10.7    Tax Proceedings.
(a)If any Governmental Authority issues to Buyer or its Affiliates (including, after the Closing, the Companies) a written notice of a Tax Proceeding or with respect to any Tax for which the Sellers could reasonably be expected to incur any payment obligations under this Agreement, Buyer shall promptly (and in all events within ten (10) days of receipt) notify the Sellers’ Representative of its receipt of such communication from the Governmental Authority. The failure of Buyer to provide such notice as provided in this Section 10.7(a) shall not relieve the Sellers of their obligations under this Agreement except to the extent they shall have been materially prejudiced by such failure.
(b)Buyer shall have the right to represent the interests of the Companies in any Tax Proceeding (including for avoidance of doubt any Tax Proceeding pending on the Closing Date); provided, that with respect to any Tax Proceedings relating, in whole or in part, to Tax Returns or Taxes of the Companies for any Tax periods ending on or before the Closing Date or which is reasonably expected to give rise to any payment obligation of any Sellers under this Agreement, (i) Buyer shall control, at the sole, reasonable cost and expense of the Sellers, such Tax Proceeding diligently and in good faith; (ii) Buyer shall keep the Sellers’ Representative reasonably informed regarding the status of such Tax Proceeding and shall provide to the Sellers’ Representative copies of any and all correspondence received from the Tax authority related to such Tax Proceeding; (iii) the Sellers’ Representative, at the sole cost and expense of the Sellers, shall have the right to participate in such Tax Proceeding and in connection therewith, Buyer shall provide the Sellers’ Representative with the opportunity to attend conferences with the Tax authority and to review and provide comments with respect to written responses provided to the Tax authority; and (iv) Buyer shall not settle, resolve, compromise or abandon (and shall not allow the Companies to settle, resolve, or abandon) such Tax Proceeding without the prior written permission of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed).
(c)This Section 10.7, not Section 11.5, shall control with respect to Tax Proceedings.
10.8    Tax Refunds and Carrybacks.
(a)Buyer shall, and shall cause the Companies to, remit to the Sellers’ Representative (on behalf of Sellers) within ten (10) days after receipt (or realization by way of a reduction in Taxes otherwise payable) by the Companies, Buyer or any of Buyer’s Affiliates, the portion of all cash Tax refunds (or credits claimed in lieu of a cash Tax refund) that relate to any Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period through the end of the Closing Date, calculated in accordance with Section 10.1) of the Companies, net of (1) any reasonable costs actually incurred by Buyer, the Companies or any of Buyer’s Affiliates attributable to such refund or credit, (2) Taxes payable by the Buyer, the Companies, or any of Buyer’s Affiliates in obtaining such refund or credit, and (3) amounts required to be withheld on such payment to Sellers.
(b)To the extent notified, in writing, by the Sellers’ Representative, Buyer, the Companies and any of their respective Affiliates shall reasonably cooperate with the Sellers in connection with, any claims for refund of Taxes to which the Sellers are entitled pursuant to this Section 10.8 or any other provision of this Agreement.
(c)To the extent a refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Sellers agree to promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority with respect thereto, to Buyer or the applicable Company. Notwithstanding anything in this Section 10.8 to the contrary, any refund or credit attributable to the carryback of any

Tax asset generated in a taxable period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period shall be for the benefit of the Buyer.
ARTICLE XI
INDEMNIFICATION; SURVIVAL
11.1    Survival.
(a)All representations and warranties made by the Parties in this Agreement, including the right to assert a claim in respect of a breach thereof, will survive the Closing until twelve (12) months following the Closing Date; provided, that (i) the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authorization of Agreement), Section 3.3 (Conflicts; Consents of Third Parties), Section 3.4 (Ownership of Shares), and Section 3.6 (Broker’s Fees) (the “Seller Fundamental Representations”), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization), Section 4.3(a) (Conflicts; Consents of Third Parties), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.8 (Taxes), Section 4.17 (Brokers), and Section 4.21 (Related Persons Transactions) (the “Company Fundamental Representations”), including the right to assert a claim in respect of a breach thereof, will survive six (6) years following the Closing Date, or, in the case of the representations and warranties set forth in Section 4.8 (Tax Matters), until sixty (60) days following the expiration of the statute of limitations on assessment of the relevant Tax, whichever is longer.
(b)Each of the covenants and other agreements contained in this Agreement which by their terms contemplate performance before, by or on the Closing Date, together with the right to assert a claim in respect of any breach thereof, shall not survive the Closing other than those which by their terms expressly contemplate performance after the Closing, and each such covenant or agreement will survive the Closing only for such period as shall be required for the party required to perform under such covenant or agreement to complete the performance required thereby.
(c)If an Indemnified Party delivers to an Indemnifying Party, before expiration of the survival period of a representation, warranty or covenant, a written notice of claim based upon a breach of any such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement will continue to survive until, but only for purposes of, the resolution of the matter covered by such notice.
(d)For the avoidance of doubt, nothing in this Section 11.1 will limit, restrict or otherwise act as a waiver of the rights of any Buyer Indemnified Party to receive payment, to make a claim or to otherwise seek coverage under the R&W Insurance Policy, and the foregoing limitations on survival will not apply for claims of Fraud.
11.2    Indemnification by Sellers. From and after the Closing, subject to the limitations set forth in this ARTICLE XI, (x) Southvest Fund VII jointly and severally with all Sellers, and (y) each other Seller, severally and not jointly, in accordance with and to the extent of such Sellers’ Pro Rata Share, will indemnify, defend and hold harmless Buyer, its Affiliates (including, following the Closing, each Company) and their respective Representatives, and the successors and assigns of each of the forgoing Persons (each a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all Losses and any and all Proceedings (including costs of investigation, defense and enforcement of this Agreement), whether or not involving a Third-Party Claim, incurred or suffered by any Buyer Indemnified Party as a result of, arising out of or relating to, directly or indirectly:
(a)any inaccuracy or breach of any representation or warranty of any Seller or any Company set forth in ARTICLE III and ARTICLE IV of this Agreement or any certificate delivered by or on behalf of Sellers or the Companies pursuant to the terms hereof;
(b)any non-performance, non-fulfillment or other breach of any covenant or agreement made, or to be performed, by Sellers contained in this Agreement;
(c)(i) any Taxes of, or imposed on, any Company for any Pre-Closing Tax Period; (ii) any Taxes that any Company is liable for (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. applicable Laws) as a result of being a member of a consolidated, affiliated, combined or unitary Tax group on or before the Closing Date; (iii) any Taxes (and any other liabilities associated with such Taxes) any Company is required to pay to a Governmental Authority attributable to a disallowance or reduction of any “employee retention credit” (within the meaning of Section 2301 of the CARES Act) claimed by any Company prior to the Closing Date; and (iv) any Taxes of another Person imposed on any Company as a result of transferee or successor liability or by contract (for Taxes imposed by contract, only Taxes imposed for a Pre-Closing Tax Period), or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing (other than with respect to any other Company), except, with respect to clauses (i) through (iv) to the extent any such Taxes were actually included as a liability in determining Closing Net Working Capital, Closing Indebtedness or Closing Company Transaction Costs, in each case as finally determined under this Agreement. For the avoidance of doubt, all references to the Company with respect to clauses (i) through (iv) shall include any Subsidiary of any Company;
(d)any Closing Indebtedness or Closing Company Transaction Costs (as finally determined in accordance with Section 2.5), in each case to the extent not deducted from the Purchase Price or otherwise paid by the Sellers in accordance with Section 2.5(a)(iii); or
(e)as set forth on Schedule 11.2(e).
11.3    Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE XI, Buyer will indemnify, defend and hold harmless each Seller, its Affiliates (excluding, following the Closing, each Company) and their respective Representatives, and the successors and assigns of each of the foregoing Persons (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Losses and any and all Proceedings (including costs of investigation, defense and enforcement of this Agreement), whether or not involving a Third-Party Claim, incurred or suffered by any Seller Indemnified Party as a result of, arising out of or relating to, directly or indirectly:
(a)any inaccuracy or breach of any representation or warranty of Buyer set forth in ARTICLE V of this Agreement or any certificate delivered by or on behalf of Buyer hereunder pursuant to the terms hereof;
(b)any non-performance, non-fulfillment or other breach of any covenant or agreement made, or to be performed, by Buyer contained in this Agreement; and

(c)any non-performance, non-fulfillment or other breach of any covenant or agreement made, or to be performed, by Buyer or the Companies after the Closing for the benefit of the Sellers contained in this Agreement.
11.4    Limitations on Indemnification. The rights to indemnification pursuant to the provisions of this ARTICLE XI are subject to the following limitations, as applicable:
(a)Except for any inaccuracy or breach of any Company Fundamental Representation or Seller Fundamental Representation, Sellers will have no liability under Section 11.2(a) until the aggregate amount of Losses incurred of suffered by the relevant Indemnified Parties for claims under such Section 11.2(a) exceeds $155,000 (One Hundred Fifty-Five Thousand U.S. Dollars) (the “Deductible”), and then the relevant Buyer Indemnified Parties will only be entitled to recover the amount of Losses in excess of the Deductible.
(b)The aggregate amount of all Losses for which Sellers will be liable pursuant to Section 11.2(a) shall not exceed $155,000 (One Hundred Fifty-Five Thousand U.S. Dollars); provided that, such limitation will not apply to (i) any claims for breaches or inaccuracies of any Company Fundamental Representation or Seller Fundamental Representations, or (ii) any claims of Fraud. The aggregate amount of all Losses for which Sellers will be liable pursuant to Section 11.2 shall not exceed the Purchase Price, provided, however that such limitation shall not apply to Losses (A) for which Sellers will be liable under Section 11.2(b) (Covenants) or (B) for claims of Fraud.
(c)Notwithstanding anything to the contrary in this Agreement, no Seller shall be liable for any other Party’s breach of any post-Closing covenants or agreements.
(d)For purposes of determining of the indemnification provisions of this Article XI, the determination of (i) whether there has been an inaccuracy or breach of any representation or warranty set forth in this Agreement or (ii) the dollar amount of any Loss for which any Indemnified Party may be entitled to indemnification under this ARTICLE XI, each such representation or warranty will be deemed to have been made without any qualifications or limitations as to materiality, including the term “material,” “materiality” or any similar qualifier (including any qualifications or limitations made by reference to a “Material Adverse Effect”); provided, that the foregoing will not apply to the terms “Material Contracts” or “Material Suppliers”.
(e)The amount of any Losses for which indemnification is provided under (a) will be net of any amounts actually recovered by the Indemnified Party as a result of such Loss under insurance policies (other than the R&W Insurance Policy) or other third-party sources of reimbursement or indemnification, net of (i) expenses incurred in collecting such amount (including, without limitation, any increase in premiums with respect to any such insurance policies) and (ii) any deductible amount paid by such Indemnified Party in connection with such insurance recovery. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Losses which have been fully paid hereunder, then a refund equal to the aggregate amount equal to the lesser of the recovery or the amount previously paid to Sellers will be made promptly to the Indemnifying Party.
(f)Sellers will have no liability for, and the Buyer Indemnified Parties shall not be entitled to, indemnification for Losses with respect to Taxes to the extent attributable to (i) a taxable period (or portion thereof) beginning after the Closing Date as a result of, arising out of or relating to, directly or indirectly, any inaccuracy or breach of any representation or warranty of Section 4.8 (other than as a result of a breach of Section 4.8(e), (f) (clauses (i) through (iv) only), (g), or (f)), or (ii) any action taken by any Company, or at the direction of, Buyer on the Closing Date after the Closing that is outside the ordinary course of business and not attributable to the transactions contemplated under this Agreement.
(g)Notwithstanding the foregoing, (i) nothing in this Section 11.4 will limit, restrict or otherwise act as a waiver of the rights of any Buyer Indemnified Party to receive payment, to make a claim or to otherwise seek coverage under the R&W Insurance Policy and (ii) the foregoing limitations will not apply for claims of Fraud.
11.5    Indemnification Procedures.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion, allegation or commencement of any Proceeding made, alleged or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is or may be obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party prompt written notice thereof; provided that the failure to give such prompt written notice will not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by reason of such failure. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, to the extent known, and will indicate the estimated amount, if reasonably practicable and determinable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right, at its own cost and expense, subject in all instances to the terms of the R&W Insurance Policy, to participate in, or by giving written notice to the Indemnified Party within twenty-one (21) days of delivery of notice by the Indemnified Party of such Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party will reasonably cooperate in good faith in such defense; provided, however, that the Indemnifying Party will not be entitled to assume the defense of any Third-Party Claim if (i) such claim seeks an injunction or equitable relief against the Indemnified Party or otherwise involves remedies other than money damages, (ii) such Third-Party Claim arises in connection with any criminal proceeding, action, indictment, criminal allegation or criminal investigation of an Indemnified Party or its Affiliates, (iii) the Indemnified Party is advised in writing by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that the Indemnifying Party cannot assert on behalf of the Indemnified Party, (iv) the Third-Party Claim involves a Material Supplier or other material business relation of the Indemnified Party, (v) it is reasonably likely that the Losses arising or resulting from such Third-Party Claim will exceed the remaining amount the Indemnified Party will be entitled to recover pursuant to this ARTICLE XI as a result of limitations set forth herein or (v) on the advice of outside counsel chosen by the Indemnified Party, a conflict of interest exists or would reasonably be expected to exist that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party; provided, further, that the Indemnifying Party will also not be entitled to assume the defense of any Third-Party Claim if (A) (x) the assumption of the defense by the Indemnifying Party is reasonably likely to cause any Buyer Indemnified Party to lose coverage, or for any coverage to be reduced or limited, under the R&W Insurance Policy or (y) a Buyer Indemnified Party or the insurer is required to assume the defense of such Third-Party Claim pursuant to the R&W Insurance Policy or (B) the insurer of the R&W Insurance Policy and Buyer have confirmed in writing that the applicable Losses will be fully covered. The Indemnified Party will have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim of which the Indemnifying Party has elected to assume the defense hereunder, with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to defend such Third-Party Claim, or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement within twenty-one (21) days of the Indemnifying Party’s receipt of notice of such Third-Party Claim, the Indemnified Party may pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising out of, with respect to or by reason of such Third-Party Claim subject to any applicable limitations set forth in this ARTICLE XI. The Parties hereto will reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, at the expense of the Party requesting cooperation, to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Notwithstanding the foregoing, the insurer(s) under the R&W Insurance Policy and its/their agents, advisors and other Representatives will be permitted to consult with any party in the defense of any Third-Party Claim that may reasonably constitute a “Loss” or similar concept under the R&W Insurance Policy.
(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party will not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third -Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.5(a), it will not agree to any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any claim by an Indemnified Party for indemnification hereunder on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof at any time before the termination of the applicable survival period, if any, set forth in Section 11.1 but in any event promptly upon becoming aware of any claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, to the extent known, and will indicate the estimated amount, if reasonably practicable and determinable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party will reasonably assist the Indemnifying Party’s investigation by giving such reasonable information and reasonable assistance

(including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records,) as the Indemnifying Party or any of its professional advisors may reasonably request; provided, that no Indemnified Party will be required to disclose any information to the Indemnifying Party or its professional advisors if such disclosure would, in such Indemnified Party’s reasonable discretion: (x) jeopardize any attorney-client or other privilege or (y) contravene any applicable Law, fiduciary duty or binding agreement. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party will be deemed to have accepted such claim.
(d)Notwithstanding anything to the contrary contained herein, Buyer will control the defense of any claims sought under the R&W Insurance Policy (including by allowing the insurer of the R&W Insurance Policy to take control of the defense of any claim).
(e)Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions will be included as Losses hereunder.
11.6    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Laws.
11.7    Source of Payment. Any Losses recoverable by a Buyer Indemnified Party pursuant to the terms and subject to the limitations set forth in this Agreement will be recovered subject to, and in accordance with, the following:
(a)with respect to any Losses recoverable under Section 11.2(a) (other than with respect to claims for breaches of any Company Fundamental Representation or Seller Fundamental Representations), such Losses will be recovered (except for claims for Fraud) solely and exclusively from the following sources: (i) first, from the General Indemnity Escrow Fund; and (ii) second, from the R&W Insurance Policy;
(b)with respect to any Losses recoverable under Section 11.2(a) in respect of a Company Fundamental Representation (other than Company Fundamental Representations set forth in Section 4.8 (Taxes)) or Seller Fundamental Representation, such Losses will be recovered: (i) first, from the General Indemnity Escrow Fund until the General Indemnity Escrow Fund is exhausted, (ii) second, directly from the Sellers up to the remaining amounts of the retention under the R&W Insurance Policy, (iii) third, by recovery under the R&W Insurance Policy, to the extent such recovery is available, and (iv) fourth, to the extent coverage is not available under the R&W Insurance Policy, including by virtue of the exhaustion of the limit of liability, the denial of a claim for coverage or by application of an exclusion to coverage thereunder, directly from Southvest Fund VII jointly and severally with all Sellers, and each other Seller, severally and not jointly, in accordance with and to the extent of such Seller’s Pro Rata Share;
(c)with respect to any Losses recoverable under Section 11.2(a) in respect of a Company Fundamental Representation set forth in Section 4.8 (Taxes) or under Section 11.2(c) (Taxes), such Losses will be recovered: (i) first, from the Tax Indemnity Escrow Fund until the Tax Indemnity Escrow Fund is exhausted, (ii) second, directly from the Sellers up to the remaining amounts of the retention under the R&W Insurance Policy, (iii) third, by recovery under the R&W Insurance

Policy, to the extent such recovery is available, and (iv) fourth, to the extent coverage is not available under the R&W Insurance Policy, including by virtue of the exhaustion of the limit of liability, the denial of a claim for coverage or by application of an exclusion to coverage thereunder, directly from Southvest Fund VII jointly and severally with all Sellers, and each other Seller, severally and not jointly, in accordance with and to the extent of such Seller’s Pro Rata Share;
(d)with respect to any Losses recoverable under Section 11.2(d) (Closing Indebtedness or Closing Company Transaction Costs), such Losses will be recovered: (i) first, from the General Indemnity Escrow Fund until the General Indemnity Escrow Fund is exhausted, (ii) second, directly from the Sellers up to the remaining amounts of the retention under the R&W Insurance Policy, (iii) third, by recovery under the R&W Insurance Policy, to the extent such recovery is available, and (iv) fourth, to the extent coverage is not available under the R&W Insurance Policy, including by virtue of the exhaustion of the limit of liability, the denial of a claim for coverage or by application of an exclusion to coverage thereunder, directly from Southvest Fund VII jointly and severally with all Sellers, and each other Seller, severally and not jointly, in accordance with and to the extent of such Seller’s Pro Rata Share;
(e)with respect to any Losses recoverable by a Buyer Indemnified Party under Section 11.2(b) (Covenants), such Losses may, subject to the other limitations described in ARTICLE XI, be recovered from: (i) Southvest Fund VII jointly and severally with all Sellers, and each other Seller, severally and not jointly, in accordance with and to the extent of such Seller’s Pro Rata Share; or (ii) the General Indemnity Escrow Fund; provided, however, notwithstanding anything to the contrary in this Agreement, no Seller shall be liable for any other Party’s breach of any post-Closing covenants or agreements; and
(f)with respect to any Losses recoverable under Section 11.2(e) and Schedule 11.2(e), such Losses will be recovered: (i) first, from the Special Indemnity Escrow Fund until the Special Indemnity Escrow Fund is exhausted, (ii) second, directly from the Sellers up to the remaining amounts of the retention under the R&W Insurance Policy, (iii) third, by recovery under the R&W Insurance Policy, to the extent such recovery is available, and (iv) fourth, to the extent coverage is not available under the R&W Insurance Policy, including by virtue of the exhaustion of the limit of liability, the denial of a claim for coverage or by application of an exclusion to coverage thereunder, directly from Southvest Fund VII jointly and severally with all Sellers, and each other Seller, severally and not jointly, in accordance with and to the extent of such Seller’s Pro Rata Share. For avoidance of doubt, the aggregate amount of Losses payable by the Sellers pursuant to Section 11.2(e) and Schedule 11.2(e) shall not exceed $300,000 (Three Hundred Thousand U.S. Dollars); provided, however that neither this limitation of liability nor any other limitations of liability set forth in this Agreement shall apply with respect to I-9 Excess Losses (as defined in and determined in accordance with Schedule 11.2(e)).
With respect to any Losses of a Buyer Indemnified Party eligible for recovery from the Tax Indemnity Escrow Fund or the Special Indemnity Escrow Fund, each such Buyer Indemnified Party shall, to the extent permitted by applicable Law and this Agreement, use commercially reasonable efforts to mitigate any such Losses incurred by such Buyer Indemnified Party; provided, however, that Buyer shall not have breached its obligation to use commercially reasonable efforts to mitigate if Sellers fail to timely cooperate with, or do not provide necessary consents required in connection with, such mitigation efforts.

11.8    Release of Indemnity Escrow Funds
(a)Any portion of the General Indemnity Escrow Amount being held by the Escrow Agent on the first year anniversary date of the Closing Date (“General Indemnity Escrow Expiration Date”) shall be paid to Sellers within five (5) Business Days after the General Indemnity Escrow Expiration Date, less the amount of any indemnity claims of the Buyer Indemnified Parties hereunder which are recoverable from the General Indemnity Escrow Fund and which remain unresolved (or resolved but unpaid) as of such date. Upon the final resolution and payment of such unresolved or unpaid indemnity claims of the Buyer Indemnified Parties, any remaining portion of the General Indemnity Escrow Amount, which is then in excess of the aggregate unresolved or unpaid indemnity claims of the Buyer Indemnified Parties recoverable from the General Indemnity Escrow Fund, shall be paid to Sellers by the Escrow Agent within five (5) Business Days. Buyer and Sellers will cooperate to provide joint written instructions to the Escrow Agent with respect to any payments required to be made from the General Indemnity Escrow Fund hereunder.
(b)Fifty Percent (50%) of the balance of the Tax Indemnity Escrow Fund being held by the Escrow Agent on the that date that is eighteen (18) months after the Closing Date shall be paid to Sellers within five (5) Business Days after such date, less the amount of any indemnity claims of the Buyer Indemnified Parties hereunder which are recoverable from the Tax Indemnity Escrow Fund and which remain unresolved (or resolved but unpaid) as of such date, and the remaining balance of the Tax Indemnity Escrow Fund being held by the Escrow Agent on the third year anniversary of the Closing Date shall be paid to Sellers within five (5) Business Days after such date, less the amount of any indemnity claims of the Buyer Indemnified Parties hereunder which are recoverable from the Tax Indemnity Escrow Fund and which remain unresolved (or resolved but unpaid) as of such date. Upon the final resolution and payment of such unresolved or unpaid indemnity claims of the Buyer Indemnified Parties, any remaining portion of the Tax Indemnity Escrow Fund, which is then in excess of the aggregate unresolved or unpaid indemnity claims of the Buyer Indemnified Parties recoverable from the Tax Indemnity Escrow Fund, shall be paid to Sellers by the Escrow Agent within five (5) Business Days. Buyer and Sellers will cooperate to provide joint written instructions to the Escrow Agent with respect to any payments required to be made from the Tax Indemnity Escrow Fund hereunder.
(c)One-third (33.33%) of the balance of the Special Indemnity Escrow Fund being held by the Escrow Agent on the first year anniversary date of the Closing Date shall be paid to Sellers within five (5) Business Days after such date, less the amount of any indemnity claims of the Buyer Indemnified Parties hereunder which are recoverable from the Special Indemnity Escrow Fund and which remain unresolved (or resolved but unpaid) as of such date; and Fifty Percent (50%) of the remaining balance of the Special Indemnity Escrow Fund being held by the Escrow Agent on the second year anniversary of the Closing Date shall be paid to Sellers within five (5) Business Days after such date, less the amount of any indemnity claims of the Buyer Indemnified Parties hereunder which are recoverable from the Special Indemnity Escrow Fund and which remain unresolved (or resolved but unpaid) as of such date; and the remaining balance of the Special Indemnity Escrow Fund being held by the Escrow Agent on the third year anniversary of the Closing Date shall be paid to Sellers within five (5) Business Days after such date, less the amount of any indemnity claims of the Buyer Indemnified Parties hereunder which are recoverable from the Special Indemnity Escrow Fund and which remain unresolved (or resolved but unpaid) as of such date. Upon the final resolution and payment of such unresolved or unpaid indemnity claims of the Buyer Indemnified Parties, any remaining portion of the Special Indemnity Escrow Fund, which is then in excess of the aggregate unresolved or unpaid indemnity claims of the Buyer Indemnified Parties recoverable from the Special Indemnity Escrow Fund, shall be paid to Sellers by the Escrow Agent within five (5) Business Days.

Buyer and Sellers will cooperate to provide joint written instructions to the Escrow Agent with respect to any payments required to be made from the Special Indemnity Escrow Fund hereunder.
11.9    Exclusive Remedies. Except for claims for Fraud, except for a Party’s right to seek specific performance or other equitable relief and except for any rights, remedies or recourse under any other Transaction Document (all of the foregoing and the rights under this ARTICLE XI, collectively, the “Retained Rights”), the Parties acknowledge and agree that Buyer Indemnified Parties’ and Seller Indemnified Parties’ sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the negotiation, execution or performance of this Agreement, any Annex, Exhibit or Disclosure Schedule or other Schedule hereto, any other Transaction Document, as applicable, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, will be pursuant to the indemnification provisions set forth in this ARTICLE XI and/or the adjustment mechanisms provided by Section 2.5. In furtherance of the foregoing, each Party (on behalf of itself and the Buyer Indemnified Parties, in the case of Buyer, and on behalf of itself and the Seller Indemnified Parties, in the case of each Seller) hereby irrevocably waives, to the fullest extent permitted under any Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, the negotiation, execution or performance of this Agreement, any Annex, Exhibit or Disclosure Schedule or other Schedule hereto, as applicable, including whether arising under or based upon any law or otherwise and including any rights to rescission of the transactions contemplated hereby and including any rights of contribution, indemnification, reimbursement or other similar rights, other than the Retained Rights; provided, that nothing in this Section 11.9 will limit, restrict or otherwise act as a waiver of the rights of any Buyer Indemnified Party to receive payment, to make a claim or to otherwise seek coverage under the R&W Insurance Policy.
11.10    Conditional Right of Offset. No Party will be entitled to set off against, reduce, recoup or otherwise appropriate any payments or amounts due from such Party to any other Party (or any of such other Party’s respective Affiliates) from time-to-time pursuant to this Agreement, under any Transaction Document, or otherwise for any Loss or claimed Loss (whether liquidated, contingent or otherwise) which such Party (or any other Buyer Indemnified Party or Seller Indemnified Party, as the case may be) may have against such other Party under this ARTICLE XI or otherwise, except (a) as may be necessary or advisable in the fulfillment of the Sellers’ Representatives’ duties set forth in Section 7.7 or (b) that the Buyer will, subject in all respects to the applicable limitations set forth in this ARTICLE XI (including the provisions of Section 11.4 and Section 11.7), have a right of set-off for the amount of any claim which any Buyer Indemnified Party may have against any Seller under this Agreement against any amount payable to such Seller under this Agreement, but only if and to the extent that such claim (i) has been adjudicated pursuant to a final, non-appealable order of a court of competent jurisdiction and (ii) represents a fully liquidated amount which is then due and owing to such Buyer Indemnified Party.
ARTICLE XII
MISCELLANEOUS
12.1    Expenses. Except as otherwise provided in this Agreement, each of Buyer, the Sellers and the Companies will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its legal counsel, accountants and financial advisors. For avoidance of doubt, the Company Transaction Costs shall be paid by and be the responsibility of the Company. Further, Buyer Transaction Costs shall be paid by and be the responsibility of Buyer and its Affiliates, and none of the Buyer Transaction Costs shall be accrued as a liability of the Companies prior to the Closing.
12.2    Entire Agreement; Amendments and Waivers. This Agreement and the other Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
12.3    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by email of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, postage prepaid, return receipt requested. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.3):
If to Buyer:
Grocery Outlet Inc.
5650 Hollis Street
Emeryville, CA 94608
Attn: Luke Thompson
Email: lthompson@cfgo.com
with a copy (which shall not constitute notice) to:
Honigman LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attn: Michael S. Ben and John P. Kanan
Email: mben@honigman.com and jkanan@honigman.com
If to the Sellers’ Representative:

Southvest Fund VII, L.P.
c/o Gen Cap America, Inc.
40 Burton Hills Boulevard, Suite 420
Nashville, Tennessee 37215
Attn: Andrew Ginsberg
Email: aginsberg@gencapamerica.com
with a copy (which shall not constitute notice) to:
Bass, Berry & Sims PLC
150 Third Ave. South, Suite 2800
Nashville, Tennessee 37201
Attn: B. Riney Green and K. Stewart Day
Email: rgreen@bassberry.com and stewart.day@bassberry.com
12.4    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules, Annexes and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Annexes and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. The Disclosure Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is (x) included in the electronic data room, (y) actually (including electronically) delivered or provided to Buyer or any of Buyer’s Representatives, or (z) made available upon request, including at the Companies’ offices.
12.5    Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware without regard to any conflicts of law principles that would require the application of any other Law. Any Proceeding arising out of or relating to this Agreement shall only be instituted in the federal or state courts located in Wilmington, Delaware. Each Party waives any objection which it may have now or hereafter to the laying of the venue of such Proceeding and irrevocably submits to the jurisdiction of any such court in any such Proceeding.
12.6    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTES OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND A TRIAL BY JURY.

12.7    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the Parties. Upon the determination by a court of competent jurisdiction that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner such that the transactions contemplated hereby are fulfilled to the fullest extent possible.
12.8    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign its rights or obligations hereunder without the prior written consent of Buyer and the Sellers’ Representative; provided, however, that no assignment shall relieve the assigning party of any of its obligations hereunder.
12.9    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however that the Indemnified Parties will be the third-party beneficiaries of the indemnification rights in ARTICLE XI.
12.10    Non-Recourse.
(a)Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, and subject only to the specific contractual provisions hereof, by its acceptance hereof, each of the Parties acknowledges, covenants and agrees, on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that all of its claims, obligations, liabilities, causes of action, or Proceedings (in each case, whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) of any kind whatsoever that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this Agreement, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or an as inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”), as applicable, (or any of its Affiliates, or any Person claiming by, through, or on behalf of any of them) may be made or asserted only against (and are expressly limited to) the Persons that are expressly named as “Parties” hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No Person who is not a Party (including, without limitation, (i) any past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any Party or any Affiliate of any Party (all above-described Persons in this subclause (i), collectively, “Related Entities”), and (ii) any Related Entities of such Related Entities (the Persons in subclauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, “Non-Parties” and each, individually, a “Non-Party”)) shall have any Liability or obligation of any kind whatsoever in respect of, based upon or arising out of any Recourse Theory.
(b)Without limiting the generality of the foregoing, to the maximum extent explicitly permitted or otherwise conceivable under applicable Laws (and subject only to the specific contractual provisions of this Agreement, but, for the avoidance of doubt, not any tort or other Recourse Theory), (i) each of the Parties, on behalf of itself, its Affiliates, and any Persons claiming by, through or on behalf of any of them, hereby waive, release and disclaim any and all right to seek or recover any damages or amounts under any Recourse Theory against any Non-Party, including without limitation, any Recourse Theory to avoid or disregard the entity form of any Party (or any Affiliate thereof) or to otherwise seek to impose any liability arising out of, relating to or in connection with a Recourse Theory on any Non-Parties, whether a Recourse Theory permitted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) the Parties disclaim any reliance upon any Non-Parties with respect to the performance of this Agreement or any representation or warranty made (or alleged to be made) in, in connection with, or as an inducement to this Agreement. This Section 12.10 shall survive the termination of this Agreement.
(c)Notwithstanding anything to contrary contained herein, nothing in this Section 12.10 will limit any claims or remedies of any Person against any other Person for Fraud.
12.11    Specific Performance. The Parties recognize and agree that if for any reason any covenants of this Agreement required to be performed at or after the Closing are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which monetary damages would not be an adequate remedy. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of such covenants of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which a Party is entitled at law or in equity, and the Parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.
12.12    Disclosure Schedules. The matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Disclosure Schedules for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Disclosure Schedule(s) referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent, and only to the extent, that it is reasonably apparent from the face of such disclosure that such disclosure applies to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the Ordinary Course of Business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Company Material Adverse Effect. No matter or item disclosed in the Disclosure Schedules admitting or indicating a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Disclosure Schedules. Subject to applicable Law, the information in the Disclosure Schedules is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements entered into by the Parties or their Affiliates. Moreover, in disclosing the information in the Disclosure Schedules, each Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
12.13    Non-Assertion of Attorney-Client Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between either of the Companies, the Sellers’ Representative, the Sellers, their respective officers, employees, directors, Affiliates, and/or their counsel, including Bass, Berry & Sims PLC, made in connection with the negotiation, preparation, execution, delivery and closing under, or any Proceeding arising under or in connection with, this Agreement or any of the transactions contemplated hereby, which, immediately prior to the Closing, would be deemed to be privileged communications of the Companies, the Sellers’ Representative, the Sellers, their respective Affiliates, and/or their counsel, and would not be subject to disclosure to Buyer or its officers, employees, directors, Affiliates and Buyer’s and its Affiliates’ respective successors and assigns, in connection with any process relating to a dispute arising under or in connection with this Agreement, the transactions contemplated hereby or otherwise, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its Affiliates nor any Person purporting to act on behalf of or through Buyer or any of its Affiliates, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or the Companies. The Parties expressly acknowledge and agree that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Sellers, their Affiliates and their respective officers, employees, directors or managers and shall not pass to or be claimed by Buyer, the Companies (following the Closing) or insurance carriers. In the event that a dispute or investigation or audit arises after the Closing between Buyer or the Companies, on the one hand, and a third party, on the other hand, Buyer and the Company shall notify the Sellers’ Representative if such third party seeks disclosure of confidential communications by Bass, Berry & Sims PLC that fall within the privilege that the Sellers have retained as described in this Section 12.13, and the Sellers’ Representative or its designee, on behalf of the holders of any such attorney-client privilege, in its sole discretion, will direct the Companies whether to assert the attorney-client privilege on its behalf, or whether to waive such privilege, and if so directed to assert such privilege, the Companies and Buyer shall take such actions as reasonably requested by the Person so directing.
12.14    Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by .pdf or similar imaging transmission will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by .pdf or similar imaging transmission will be deemed to be such Parties’ original signatures for any purpose whatsoever.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

BUYER:

GROCERY OUTLET INC.

By:	/s/ Robert J. Sheedy, Jr.
Name:	Robert J. Sheedy, Jr.
Title	President & CEO

HOLDINGS:

BBGO ACQUISITION, INC.

By:	/s/ Lisa Bryson
Name:	Lisa Bryson
Title	Chief Executive Officer

SELLERS’ REPRESENTATIVE:

SOUTHVEST FUND VII, L.P.

By:	Gen Cap America Partners VII, LLC
Its:	General Partner

By:	G.C.A. Partners VII, LLC
Its:	General Partner

By:	/s/ Donald D. Napier, III
Name:	Donald D. Napier, III
Title	Executive Vice President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

SELLERS:

SOUTHVEST FUND VII, L.P.

By:	Gen Cap America Partners VII, LLC
Its:	General Partner

By:	G.C.A. Partners VII, LLC
Its:	General Partner

By:	/s/ Donald D. Napier, III
Name:	Donald D. Napier, III
Title	Executive Vice President

SOUTHVEST VII CO-INVESTMENT FUND-A, L.P.

By:	G.C.A. Partners VII, LLC
Its:	General Partner

By:	/s/ Donald D. Napier, III
Name:	Donald D. Napier, III
Title	Executive Vice President

/s/ Michael P. Tullock
Michael P. Tullock

/s/ Don Whitted
Don Whitted

/s/ Lisa Bryson
Lisa Bryson
[Signature Page to Stock Purchase Agreement]